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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Bridgepoint Education, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRIDGEPOINT EDUCATION, INC.
13500 Evening Creek Drive North, Suite 600
San Diego, California 92128

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bridgepoint Education, Inc.:

        Notice is hereby given that the 2011 Annual Meeting of Stockholders of Bridgepoint Education, Inc. will be held on Tuesday, May 10, 2011, at 9:00 a.m. (Pacific time) at 13500 Evening Creek Drive North, San Diego, California 92128, for the following purposes:

  1.
  To elect two Class II directors, Dale Crandall and Adarsh Sarma, for a three-year term to expire at the 2014 Annual Meeting of Stockholders.

  2.
  To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2010, as set forth in the 2011 Proxy Statement.

  3.
  To vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation.

  4.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

  5.
  To transact such other business as may be properly brought before the annual meeting or any adjournment thereof.

        Our Board of Directors has fixed the close of business on March 23, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting. A postage-paid return envelope is enclosed for your convenience. Stockholders with shares registered directly with our transfer agent, Wells Fargo Shareowner Services, may choose to vote those shares via the Internet at http://www.eproxy.com/bpi/, or they may vote telephonically, within the United States and Canada, by calling 1-800-560-1965. Stockholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or to vote telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. See "Voting Shares Registered in the Name of a Broker, Bank or Other Nominee" in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, then you must obtain from the record holder a proxy issued in your name. For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Investor Relations department by email at investorrelations@bridgepointeducation.com or by telephone at 1-858-668-2586 x4265.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2011. The accompanying proxy statement and our annual report for the year ended December 31, 2010, are also available at http://wfss.mobular.net/wfss/bpi/.

By Order of the Board of Directors,
/s/ DIANE L. THOMPSON Diane L. Thompson Senior Vice President, Secretary and General Counsel

San Diego, California
April 8, 2011

BRIDGEPOINT EDUCATION, INC.
13500 Evening Creek Drive North, Suite 600
San Diego, California 92128

2011 Proxy Statement

General Information

        The Board of Directors of Bridgepoint Education, Inc., a Delaware corporation ("Bridgepoint," "the company," "we," "us," or "our"), is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Stockholders. The meeting will be held at the executive offices of our company, located at 13500 Evening Creek Drive North, San Diego, California 92128, on Tuesday, May 10, 2011, at 9:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein. For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Investor Relations department by email at investorrelations@bridgepointeducation.com or by telephone at 1-858-668-2586 x4265. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

Proposals for 2011 Annual Meeting of Stockholders

        There are four proposals scheduled to be voted on at the 2011 Annual Meeting of Stockholders:

  1.
  Elect two Class II directors, Dale Crandall and Adarsh Sarma, for a three-year term to expire at the 2014 Annual Meeting of Stockholders.

  2.
  Vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2010, as set forth in this 2011 Proxy Statement.

  3.
  Vote, on an advisory basis, on the frequency of a stockholder vote on executive compensation.

  4.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Voting Rights and Outstanding Shares

        We will begin mailing this proxy statement and the accompanying proxy card on or about April 8, 2011, to all stockholders of record that are entitled to vote. In addition, we are also making our proxy materials, which include our Notice of Annual Meeting of Stockholders, this proxy statement and our annual report for the year ended December 31, 2010, available to our stockholders over the Internet at http://wfss.mobular.net/wfss/bpi/. Only stockholders that owned our common stock at the close of business on March 23, 2011, the record date, are entitled to vote at the annual meeting. On the record date, 52,693,759 shares of our common stock were outstanding.

        Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting. We will have a quorum to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

Voting Requirements to Approve Each Proposal

        Proposal 1—Election of Class II Directors.    Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will have no effect on the vote.

        Proposal 2—Advisory Vote on Executive Compensation.    The proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2010, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes are not counted as votes "FOR" or "AGAINST" this proposal, but the number of votes cast in favor of such proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.

        Proposal 3—Advisory Vote on the Frequency of the Stockholder Vote on Executive Compensation.    The proposal on whether advisory votes on executive compensation should be conducted yearly, every two years or every three years will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of "FOR" votes will be considered the advisory vote of our stockholders. Abstentions and broker non-votes will not count as votes cast "FOR" or "AGAINST" any frequency choice, and will have no direct effect on the outcome of this proposal.

        Proposal 4—Ratification of Appointment of PricewaterhouseCoopers LLP.    The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes are not counted as votes "FOR" or "AGAINST" this proposal, but the number of votes cast in favor of such proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.

Voting Shares Registered in Your Name

        If you are a stockholder of record, you may vote in one of four ways:

  •
  Attend the 2011 Annual Meeting of Stockholders and vote in person;

  •
  Complete, sign, date and return the enclosed proxy card;

  •
  Vote by telephone following the instructions included with your proxy card and outlined below; or

  •
  Vote by Internet following the instructions included with your proxy card and outlined below.

        If you are a stockholder of record, then you may go to http://www.eproxy.com/bpi/ to vote your shares over the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the United States or Canada, then you may vote your shares by calling 1-800-560-1965 and following the recorded instructions. Votes submitted by telephone or via the Internet must be received by 11:59 p.m. (Central Time) on May 9, 2011. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

        Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than our proxy card.

        A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. that allows stockholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or over the Internet at Broadridge's web site at http://www.proxyvote.com.

        If you wish to vote in person at the 2011 Annual Meeting of Stockholders, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

        A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the meeting or any adjournment or postponement of the meeting. If no instructions are given, then your shares will be voted as follows by the individuals we have designated as proxies for the meeting:

  •
  "FOR" the election of both Class II director nominees;

  •
  "FOR," on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2010;

  •
  "FOR," on an advisory basis, every three years in the vote for the frequency for advisory votes on executive compensation; and

  •
  "FOR" the ratification of our independent registered public accounting firm.

In addition, the individuals that we have designated as proxies for the meeting will have discretionary authority to vote for or against any other stockholder matter presented at the meeting.

Revocability of Proxies

        If you are a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method);

  •
  You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

  •
  You may vote in person at the annual meeting.

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

        If you are a beneficial owner holding shares in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions they provided. Alternatively, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Voting Results

        Preliminary voting results will be announced at the 2011 Annual Meeting of Stockholders. We will publish final voting results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the 2011 Annual Meeting of Stockholders. After the Current Report on Form 8-K is filed, you may obtain a copy by visiting our website or by contacting our Investor Relations department by email at investorrelations@bridgepointeducation.com or by telephone at 1-858-668-2586 x4265.

Solicitation

        This solicitation is made by our Board of Directors, and we will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We have not retained a proxy solicitor in connection with this solicitation. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.

Stockholder Proposals for 2012 Annual Meeting of Stockholders

        Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.

        For a stockholder proposal to be considered for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices no later than February 23, 2012; provided, however, that in the event that we hold our 2012 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2011 Annual Meeting of Stockholders, we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Bridgepoint Education, Inc., Attn: Secretary, 13500 Evening Creek Drive North, Suite 600, San Diego, California 92128.

        Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of our Board of Directors, or (3) otherwise properly brought before the meeting by a stockholder. For a stockholder to properly bring business before the 2012 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2012 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:

  •
  not earlier than the close of business on February 10, 2012, and

  •
  not later than the close of business on March 11, 2012.

        If we hold our 2012 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2011 Annual Meeting of Stockholders, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received:

  •
  not earlier than the close of business on the 90th day prior to the 2012 Annual Meeting of Stockholders; and

  •
  not later than the close of business on the later of the 60th day prior to the 2012 Annual Meeting of Stockholders or, if we make a public announcement of the date of the 2012 Annual Meeting of Stockholders fewer than 70 days before the date of such meeting, the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting.

        If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Householding of Proxy Materials

        The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers, banks and other nominees with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please (i) notify your broker, bank or other nominee, (ii) direct your written request to Bridgepoint Education, Inc., Attn: Investor Relations, 13500 Evening Creek Drive North, San Diego, California 92128 or (iii) contact us by phone at 1-858-668-2586 x4265. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the annual report and/or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of these documents were delivered. Stockholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request householding of their communications should notify their broker, bank or other nominee.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 23, 2011, by:

  •
  each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

  •
  each of our named executive officers and current directors; and

  •
  all of our executive officers and directors as a group.

        Except as otherwise indicated below, the address of each beneficial owner listed in the table is c/o Bridgepoint Education, Inc., 13500 Evening Creek Drive North, Suite 600, San Diego, CA 92128. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 52,693,759 shares of common stock outstanding on March 23, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 23, 2011. We did not deem these exercisable shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

		Number of Shares Subject to Options Exercisable within 60 Days
			Total Shares Beneficially Owned
	Number of Shares Held
Name of Beneficial Owner			Number	%
Principal Stockholders
Warburg Pincus Private Equity VIII, L.P.(1)	34,589,220	—	34,589,220	65.6%
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Wells Fargo & Company and subsidiaries(2)	5,472,511	—	5,472,511	10.4%
420 Montgomery Street
San Francisco, CA 94104
Directors and Executive Officers
Douglas C. Abts	—	—	—	*
Thomas Ashbrook	3,000	15,867	18,867	*
Andrew S. Clark	100	3,074,337	3,074,437	5.5%
Ryan Craig	112,076	7,334	119,410	*
Dale Crandall	11,400	13,746	25,146	*
Charlene Dackerman	—	175,706	175,706	*
Daniel J. Devine	32,385	654,808	687,193	1.3%
Patrick T. Hackett(3)	34,589,220	7,334	34,596,554	65.6%
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Robert Hartman	11,400	51,448	62,848	*
Jane McAuliffe	—	443,060	443,060	*
Adarsh Sarma(4)	34,589,220	7,334	34,596,554	65.6%
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Rodney T. Sheng(5)	134,262	655,279	789,541	1.5%
Christopher L. Spohn(6)	77,174	743,146	820,320	1.5%
Diane L. Thompson	—	15,867	15,867	*
Ross L. Woodard	—	546,297	546,297	1.0%

All Directors and Executive Officers as a Group (14 Persons)	34,893,843	5,668,417	40,562,260	69.5%

*
Less than one percent.

(1)
The stockholder is Warburg Pincus Private Equity VIII, L.P. ("WP VIII"). Warburg Pincus Partners, LLC ("WP Partners"), a direct subsidiary of Warburg Pincus & Co. ("WP"), is the sole general partner of WP VIII. WP is the managing member of WP Partners. WP VIII is managed by Warburg Pincus LLC ("WP LLC"). WP VIII, WP Partners, WP and WP LLC are collectively referred to as the "Warburg Pincus Entities." Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares of stock referenced above. Each of Mr. Kaye, Mr. Landy, WP VIII, WP Partners, WP and WP LLC

  disclaims beneficial ownership of the stock except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy is 450 Lexington Avenue, New York, New York 10017.

(2)
Based on the Schedule 13G (Amendment No. 2) filed with the Securities and Exchange Commission on January 20, 2011, by Wells Fargo & Company on its own behalf and on behalf of the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Bank, N.A. and Wells Fargo Funds Management, LLC. Aggregate beneficial ownership reported includes shares beneficially owned by Wells Fargo & Company and the subsidiaries on a consolidated basis. Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are registered investment advisors. Wells Fargo Bank, N.A. is a registered bank.

(3)
Mr. Hackett is a Managing Director and member of WP LLC. All shares indicated as held by Mr. Hackett are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Hackett disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein.

(4)
Mr. Sarma is a Managing Director and member of WP LLC. All shares indicated as held by Mr. Sarma are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Sarma disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein.

(5)
Mr. Sheng has pledged 134,262 shares of common stock as collateral for a loan from a bank.

(6)
Mr. Spohn has pledged 77,174 shares of common stock as collateral for a loan from a bank. Mr. Spohn's employment at our company terminated on December 31, 2010.

 PROPOSAL 1

ELECTION OF DIRECTORS

Board Composition

        Our Board of Directors consists of six members. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the Board of Directors. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

  •
  Class I, whose term will expire at the 2013 Annual Meeting of Stockholders;

  •
  Class II, whose term will expire at the 2011 Annual Meeting of Stockholders; and

  •
  Class III, whose term will expire at the 2012 Annual Meeting of Stockholders.

Class I consists of Messrs. Ryan Craig and Robert Hartman, Class II consists of Messrs. Dale Crandall and Adarsh Sarma and Class III consists of Messrs. Andrew S. Clark and Patrick T. Hackett. At each annual meeting of stockholders, the successors to directors whose terms then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

Nominees for Election at the 2011 Annual Meeting of Stockholders

        The Nominating and Governance Committee recommended, and the Board of Directors nominated, Messrs. Crandall and Sarma as nominees for election to the Board of Directors as Class II directors at the 2011 Annual Meeting of Stockholders. If elected, Messrs. Crandall and Sarma will continue as directors and their terms will expire at the 2014 Annual Meeting of Stockholders.

Information about the Board of Directors

        The names and certain information, as of February 1, 2011, regarding each member of the Board of Directors, including the nominees for election to the Board of Directors at the 2011 Annual Meeting of Stockholders as Class II directors, are set forth below. The following information has been furnished to us by the directors.

        Andrew S. Clark, age 45, has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and from September 2007 to August 2010 on the Board of Trustees of the University of the Rockies. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University. During the term of his employment, we have agreed to nominate Mr. Clark for election to the Board of Directors pursuant to the terms of his employment agreement. Mr. Clark brings to the Board of Directors over 18 years of experience in the postsecondary education sector, as well as a deep understanding of our business and its history that he has acquired since he launched Bridgepoint Education in 2004.

        Ryan Craig, age 38, has served as a director of our company since November 2003. Mr. Craig is the Founder and President of Wellspring, an organization providing treatment programs for overweight and obese adolescents. From 2001 to 2004, Mr. Craig was an Associate at Warburg Pincus LLC in the education sector. From 1999 to 2001, Mr. Craig served as Vice President Business Development for Fathom, a consortium of universities, museums and libraries. From 1994 to 1996, he worked as a consultant with McKinsey & Company. Mr. Craig earned a B.A. from Yale University and a J.D. from Yale Law School. Mr. Craig brings to the Board of Directors extensive expertise in the postsecondary education sector and a long history with our business, which enables him to provide key strategic vision for our company.

        Dale Crandall, age 69, has served as a director of our company since December 2008. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its President. From April 2000 to June 2002, Mr. Crandall served as the President and Chief Operating Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. From June 1998 to March 2000, Mr. Crandall served as the Senior Vice President and Chief Financial Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. Mr. Crandall also serves as a director for Ansell Limited, Coventry Health Care, Inc. and two private companies and as a trustee for The Dodge & Cox Mutual Funds. Within the last five years, Mr. Crandall also served as a director for Metavante Technologies, Inc., BEA Systems, Inc. and Covad Communications Group, Inc. Mr. Crandall earned a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley, and is a certified public accountant (inactive). Mr. Crandall brings to the Board of Directors a strong foundation in financial reporting and accounting matters for complex organizations, as well as executive leadership and management experience.

        Patrick T. Hackett, age 49, has served as a director of our company since March 2008 and as Chairman of the Board since February 2009. Mr. Hackett is a Managing Director and Head of the Technology, Media and Telecommunications group at Warburg Pincus LLC, which he joined in 1990, and a General Partner of Warburg Pincus & Co. Mr. Hackett also serves as a director of Nuance Communications, Inc. and two privately-held companies. Mr. Hackett earned a B.A. from the University of Pennsylvania and a B.S. from the Wharton School of Business at the University of Pennsylvania. As a director and Chairman of the Board, Mr. Hackett brings leadership expertise to the Board of Directors, with a focus on corporate strategy and corporate governance, which has been gained through his experience as a director and investor in technology companies.

        Robert Hartman, age 62, has served as a director of our company since November 2006. Mr. Hartman is currently a private investor. From 1979 to September 2005, Mr. Hartman served in various management roles for Universal Technical Institute, including President, Chief Executive Officer and Chairman of the Board. During the 1980's, Mr. Hartman served as Chairman of the Arizona State Board for Private Postsecondary Education and was Founder and Chairman of the Western Council of Private Career Schools. Mr. Hartman earned an M.B.A. from DePaul University and a B.A. from Michigan State University. Mr. Hartman provides the Board of Directors with the insight generated by decades of experience in the postsecondary education sector, as well as experience in management and corporate governance.

        Adarsh Sarma, age 37, has served as a director of our company since July 2005. Mr. Sarma is a Managing Director in the Technology, Media and Telecommunication group at Warburg Pincus LLC, which he joined as a Principal in 2005. From 2002 to early 2005, Mr. Sarma was a Principal at Chryscapital, a private equity firm. Mr. Sarma currently serves as a director of three private companies and previously served as a director of Metavante Technologies, Inc. Mr. Sarma earned a B.A. from Knox College and an M.B.A. from the University of Chicago. Mr. Sarma brings to the Board of Directors a strong background as a corporate director and an investor in a variety of technology companies, which enables him to provide guidance for running a dynamic and efficient business.

        In June 2003, Mr. Clark acquired and subsequently hired the management to operate Foundation College, an education provider which conducted campus-based training programs through the California Employment Training Panel. Due to a significant decrease in state funding, the business filed for bankruptcy in December 2005.

Nominating Agreement with Warburg Pincus

        In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board of Directors. If at any time, Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board of Directors. Two directors affiliated with Warburg Pincus, Messrs. Hackett and Sarma, currently serve on the Board of Directors.

Vote Required

        Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by proxy will be voted, if authority to do so is not withheld, for the election of the two nominees for election as Class II directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will have no effect on the vote. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. If any nominee should be unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION
AS A CLASS II DIRECTOR OF EACH NOMINEE LISTED ABOVE.

 CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that Messrs. Craig, Crandall, Hackett, Hartman and Sarma are independent directors under NYSE rules. Mr. Clark does not meet the independence standards under NYSE rules because he is our Chief Executive Officer. In the course of determining whether Mr. Hartman was independent under NYSE rules, the Board of Directors considered that (i) Mr. Hartman was a consultant to our company until January 2009, for which services we paid Mr. Hartman at a rate of $30,000 per year, and (ii) Mr. Hartman is an investor in a fund controlled by Warburg Pincus, LLC (but not Warburg Pincus Private Equity VIII, L.P., the fund that owns shares in our company).

        There are no family relationships between any of our directors and executive officers.

Leadership Structure of the Board of Directors

        Pursuant to our bylaws and Corporate Governance Guidelines, our Board of Directors has the following general leadership structure:

  •
  The positions of Chief Executive Officer and Chairman of the Board are separate, but may be held by the same individual. The positions of Chief Executive Officer and Chairman of the Board are currently held by Messrs. Clark and Hackett, respectively.

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  The Chairman of the Board presides at meetings of the Board of Directors and, so long as the Chairman of the Board is an independent director, also at executive sessions of the non-management and/or independent directors.

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  The Chief Executive Officer and the Chairman of the Board jointly establish the agenda for each meeting of the Board of Directors, though any director may request the inclusion of items on the agenda.

  •
  If the Chairman of the Board is not an independent director, then the independent directors will appoint one independent director to serve as "lead director." In that scenario, the lead director will preside at executive sessions of the non-management and/or independent directors, preside at meetings of the Board of Directors in the absence of the Chairman of the Board, review agendas for meetings of the Board of Directors with the Chief Executive Officer and Chairman of the Board and assume such other functions as the Board of Directors may deem appropriate.

Our Corporate Governance Guidelines are available on our website at http://www.bridgepointeducation.com/investment/ under "Corporate Governance Highlights." As Mr. Hackett is an independent director, the Board of Directors does not currently have a lead director. The Board of Directors has determined that this leadership structure, specifically the separation of the Chief Executive Officer and Chairman of the Board positions, is appropriate for our company because, in the judgment of the Board of Directors, an independent Chairman of the Board (or lead director, if the Chairman of the Board is not an independent director) is best positioned to express to management the views of the Board of Directors (and, particularly, the independent directors) and to provide constructive feedback to the Chief Executive Officer regarding management's performance.

Role of the Board of Directors in Risk Oversight

        Management is responsible for day-to-day risk management at our company. The role of the Board of Directors is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board of Directors fulfills its risk oversight responsibilities through (i) receiving reports directly from managers responsible for the management of particular business risks, and (ii) receiving reports by each committee chair regarding such committee's oversight of specific risk topics.

        Delegation of risk oversight.    The Board of Directors has delegated oversight of specific risk areas to committees of the Board of Directors. For example, the Audit Committee is tasked with overseeing risk management at our company with respect to financial matters and the adequacy of our internal control over financial reporting. Pursuant to the Charter of the Audit Committee, the Audit Committee is required, among other things, to discuss with management the company's policies with respect to risk assessment and risk management, and to review major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. The Audit Committee typically has these discussions with management at least once per quarter, and the Chair of the Audit Committee subsequently reports on these discussions to the full Board of Directors. Similarly, the Compensation Committee assists the Board of Directors in overseeing risks arising from our compensation policies, and the Nominating and Governance Committee assists the Board of Directors in overseeing risks associated with corporate governance, director and executive officer succession planning, board membership and board structure. The Board of Directors then discusses significant risk management issues with the Chief Executive Officer and other members of the management team and recommends appropriate action.

        Enterprise risk management project.    In May 2010, the Audit Committee directed management to undertake a comprehensive evaluation of our risk position and to implement and develop an enterprise risk management, or ERM, process for our company. In August 2010, management engaged PricewaterhouseCoopers LLP, or PwC, to provide risk management advisory services in support of this initiative. The advisory services consisted of, among other things, (i) facilitating discussions with key personnel to gain additional understanding of our business strategy, the risks associated with achieving that strategy and the activities in place to mitigate such risks, (ii) sharing PwC's knowledge of leading practices, industry knowledge, similar engagement experiences and technical expertise, (iii) advising us in our assessment of the likelihood and impact of various risks, in an effort to narrow our overall risk inventory to top risks, and (iv) assisting us in the generation of a deliverable to the Audit Committee and the Board of Directors that would summarize the results of our work on the ERM project. For the remainder of 2010 and through January 2011, management worked with PwC (i) to interview numerous key personnel to receive their input on the likelihood and impact of various risks affecting our company, and (ii) to analyze the data generated by such interviews to develop a general consensus of the top risks affecting our company. In March 2011, management presented the results of the ERM project to the Board of Directors, who are considering such results and working with management, as part of an ongoing process, to further enhance our risk mitigation procedures.

        Recoupment Policy.    To help mitigate risk, the Board of Directors has adopted a Policy on Recoupment of Compensation, which we refer to as the Recoupment Policy, pursuant to which certain key employees, including all of the named executive officers, may be directed to return to us performance-based compensation that the employee had previously received if either:

            (i)  there is a restatement of any of our financial statements, previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting policy, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the employee; or

           (ii)  the employee's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (x) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC or (y) constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

        In the event of a restatement of our financial statements, the Compensation Committee will review performance-based compensation awarded or paid to the key employees that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the Compensation Committee will make a determination as to whether, and how much, compensation is to be recouped by us on an individual basis. If there has been no misconduct (as described in clause (ii) above), any recoupment of compensation will be limited to a three-year lookback period from the date the financial or accounting irregularity was discovered by us and brought to the attention of the Compensation Committee.

        Moreover, if the Compensation Committee determines that a key employee has engaged in misconduct, the Compensation Committee may take such actions with respect to such executive as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to the three-year lookback period), adjustment of future compensation, cancellation of grants or vesting of equity-based compensation, recoupment of profits gained by such employees on any stock issued to such employee regardless of when issued and/or disciplinary actions up to and including termination of employment. The Compensation Committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.

Meetings of the Board of Directors and Board Committees

        The Board of Directors has regularly scheduled meetings at least quarterly, and the committees usually meet at least as often. Our independent directors hold executive sessions without management present at least once per quarter. During 2010, our Board of Directors held eight meetings and acted by unanimous written consent two times. Each director attended at least 75% of the aggregate of the total meetings of the Board of Directors and all applicable committees during the periods that he served. It is our policy to encourage members of the Board of Directors to attend our annual meetings of stockholders; Messrs. Clark and Crandall attended the 2010 Annual Meeting of Stockholders.

Committees of the Board of Directors

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Current copies of the charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on our website at http://www.bridgepointeducation.com/investment/ under "Corporate Governance Highlights."

  Audit Committee

        The Audit Committee consists of three directors, Messrs. Crandall, Craig and Hartman. The Chair of the Audit Committee is Mr. Crandall, whom the Board of Directors has determined is an audit committee financial expert. As of December 31, 2010, Mr. Crandall served on four public company audit committees, including our committee. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Crandall to effectively serve on the Audit Committee. The Audit Committee held eight meetings in 2010. The functions of the Audit Committee include:

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  selecting and overseeing the engagement of a firm to serve as an independent registered public accounting firm;

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  helping to ensure the independence of our independent registered public accounting firm;

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  overseeing the integrity of our financial statements;

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  preparing an Audit Committee report as required by the SEC to be included in our annual proxy statement; and

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  overseeing risk management, internal audit and our compliance with legal and regulatory requirements.

        Our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, applicable NYSE and SEC rules, including the requirement that the Audit Committee have at least one qualified financial expert. All members of our Audit Committee are independent for purposes of NYSE and SEC rules applicable to Audit Committees.

  Compensation Committee

        Our Compensation Committee consists of four directors, Messrs. Craig, Crandall, Hackett and Sarma, all of whom are independent directors. The chair of the Compensation Committee is Mr. Hackett. The Compensation Committee held five meetings in 2010 and acted by unanimous written consent one time. The functions of the Compensation Committee include:

  •
  evaluating and approving all compensation plans, policies and programs as they affect the Chief Executive Officer and President and other executive officers; and

  •
  producing an annual report on executive compensation for our annual proxy statement or annual report.

        The composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with, applicable NYSE and SEC rules. The Compensation Committee may by resolution designate one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law or NYSE rules, will have and may exercise all the powers and authority of the Compensation Committee.

        For information regarding our processes and procedures for considering and determining executive officer and director compensation, including (i) the scope of authority of the Compensation Committee and (ii) the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis."

  Nominating and Governance Committee

        Our Nominating and Governance Committee consists of three directors, Messrs. Craig, Hartman and Sarma, all of whom are independent directors. The chair of the Nominating and Governance Committee is Mr. Sarma. The Nominating and Governance Committee held four meetings in 2010. The functions of this committee include:

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  identifying, evaluating and recommending nominees to our Board of Directors and committees of our Board of Directors;

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  evaluating the performance and independence of our Board of Directors and of individual directors;

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  reviewing developments in corporate governance practices; and

  •
  evaluating the adequacy of our corporate governance practices.

        The composition of our Nominating and Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Governance Committee complies with, applicable NYSE and SEC rules.

Communications with the Board of Directors

        We have adopted a formal process by which security holders and other interested parties may communicate with the Board of Directors, which policy is available on our website at http://www.bridgepointeducation.com/investment/ under "Corporate Governance Highlights." Communications to the Board of Directors must either be in writing and sent care of the Secretary by mail to our offices at 13500 Evening Creek Drive North, Suite 600, San Diego, California 92128, or delivered via e-mail to secretary@bridgepointeducation.com. This centralized process will assist the Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. Interested parties may send communications to the non-management directors of the Board of Directors. All communications must be accompanied by the following information:

  •
  if the person submitting the communication is a security holder, a statement of the type and amount of the securities of our company that the person holds;

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  if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person's interest in our company;

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  any special interest, meaning an interest not in the capacity of a stockholder of our company, of the person in the subject matter of the communication; and

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  the address, telephone number and e-mail address, if any, of the person submitting the communication.

Communications should be addressed to the attention of the Secretary and should not exceed 500 words in length, excluding the information required to accompany the communication under these procedures. The Board of Directors has instructed the Secretary to forward it such correspondence; however, before forwarding any correspondence, the Board of Directors has also instructed the Secretary to review such correspondence and, in the Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.

Consideration of Director Nominees

  Director Qualifications

        The Nominating and Governance Committee evaluates all incumbent, replacement or additional nominees for election as directors, taking into account (i) all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, and (ii) the following minimum qualifications:

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  Each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

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  Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy making level in business, government, education, technology or public interest;

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  Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

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  Each director must be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and

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  Each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Nominating and Governance Committee does not have a formal policy governing the consideration of diversity in identifying nominees for director.

  Stockholder Recommendations and Nominees

        The Nominating and Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Secretary at the following address.

Bridgepoint Education, Inc.
Attn: Secretary
13500 Evening Creek Drive North, Suite 600
San Diego, California 92128

        To be considered, the recommendation for a candidate must include the following written information: (i) the stockholder's name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate's business, educational experience and qualifications; (v) information regarding each of the factors listed above, other than that regarding the size and composition of our Board of Directors, sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and the candidate; and (ix) a list of three character references, including complete contact information for such references. To give the committee sufficient time to evaluate a recommended candidate for the 2012 Annual Meeting of Stockholders, the recommendation should be received by our Secretary at our principal executive offices no later than December 10, 2010, which is the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the 2011 Annual Meeting of Stockholders.

        In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see "Stockholder Proposals for 2012 Annual Meeting of Stockholders" above.

  Identification and Evaluation of Nominees for Director

        The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates. In 2010, we engaged Heidrick & Struggles for a portion of the year to identify and evaluate potential nominees for the Board of Directors.

Code of Ethics

        We have adopted a written Code of Ethics applicable to our Board of Directors, officers and employees in accordance with the rules of the NYSE and the SEC. Our code of ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct;

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  full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with the SEC and in our other public communications;

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  compliance with applicable laws, rules and regulations, including insider trading compliance; and

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  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Ethics is available on our website at http://www.bridgepointeducation.com/investment/ under "Corporate Governance Highlights."

Compensation Committee Interlocks and Insider Participation

        No executive officer of our company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (2) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Director Compensation

        In 2010, none of our non-employee directors received any compensation for their services as a director other than as discussed below. Directors who are also one of our employees, such as Mr. Clark, do not receive any additional compensation for their services as a director. Directors are reimbursed for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of incorporation and bylaws and indemnification agreements.

        The following table provides compensation information for the non-employee directors for 2010:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Total ($)
Dale Crandall	48,000		22,016	(2)	70,016
Ryan Craig	40,000		22,016	(3)	62,016
Patrick T. Hackett	40,500	(4)	22,016	(4)	62,516
Robert Hartman	37,000		22,016	(5)	59,016
Adarsh Sarma	40,000	(6)	22,016	(6)	62,016

(1)
Represents the grant date fair value of the option award, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate this amount are included in Note 11, "Stock-Based

  Compensation," to our annual consolidated financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
As of December 31, 2010, Mr. Crandall held options to purchase an aggregate of 23,247 shares of common stock, 12,489 of which were vested.

(3)
As of December 31, 2010, Mr. Craig held options to purchase an aggregate of 10,674 shares of common stock, 7,334 of which were vested.

(4)
Mr. Hackett remits the cash fees he earns as a director to Warburg Pincus. As of December 31, 2010, Mr. Hackett held options to purchase an aggregate of 10,674 shares of common stock, 7,334 of which were vested. Mr. Hackett will remit to Warburg Pincus any value realized from these options.

(5)
As of December 31, 2010, Mr. Hartman held options to purchase an aggregate of 54,788 shares of common stock, 48,801 of which were vested.

(6)
Mr. Sarma remits the cash fees he earns as a director to Warburg Pincus. As of December 31, 2010, Mr. Sarma held options to purchase an aggregate of 10,674 shares of common stock, 7,334 of which were vested. Mr. Sarma will remit to Warburg Pincus any value realized from these options.

        In March 2010, the Board of Directors adopted a revised compensation program for non-employee directors. The following table presents our non-employee director compensation program, as effective for the 2010 calendar year:

Position	Annual Cash Retainer		Annual Option Award
Continuing Director	$30,000		$40,000	(2)
Audit Committee Chair	$10,000	(1)	—
Compensation Committee Chair	$7,500	(1)	—
Nominating and Governance Committee Chair	$5,000	(1)	—
Audit Committee Member	$5,000		—
Compensation Committee Member	$3,000		—
Nominating and Governance Committee Member	$2,000		—

(1)
The annual cash retainer for serving as committee chair was paid in addition to the annual cash retainer for committee membership.

(2)
The option has a 10-year term and vests in full on the first anniversary of the date of grant, subject to continuing service as a director. The number of shares subject to the option was calculated by dividing $40,000, the grant date fair value of the option approved by the Board of Directors on March 17, 2010, by an appropriate Black Scholes valuation, in accordance with our standard option grant procedures. The actual Black-Scholes value of the annual option awards for 2010 ($22,016) was significantly less than $40,000 because, although the number of shares subject to the respective option awards did not change from the date of approval by the Board of Directors (March 17, 2010), the grant date for the option awards was delayed to August 5, 2010, because the compliance officer under our Insider Trading Policy determined that certain directors, officers and other employees were deemed to be in possession of material, non-public information at the originally scheduled date of grant (May 5, 2010), and the award of such options was contingent upon the optionee not being in possession of material, non-public information on the date of grant. Accordingly, such option awards were made on August 5, 2010, the opening of the trading window under our Insider Trading Policy following the release of earnings for the second quarter of 2010. The closing price per share of our common stock, an important factor in determining the Black-

  Scholes value for these options, declined significantly between the date of approval and the date of grant, which resulted in a lower Black-Sholes value for the options.

        The annual cash retainers were paid in equal installments on a quarterly basis.

        For 2010, in addition to the annual option award referenced in the above table, a newly elected non-employee director would have received a special one-time option award, with a grant date fair value of $60,000, in connection with such non-employee director's commencement of service on the Board of Directors. We added no new directors in 2010.

        With respect to the options awarded in 2010 to the non-employee directors, upon a "change of control," as defined in the applicable stock option agreement, 50% of the unvested portion of the non-employee director's annual and one-time stock option awards, as applicable, will become additionally vested and the remaining unvested portion of such stock option will continue to vest pursuant to the original vesting schedule but at 50% of the original rate of vesting over the vesting period. If, within the 12 month period following a change of control, the non-employee director is no longer serving as a voting member of the board of directors of our acquiring or surviving entity due to either (i) the non-employee director being asked to resign (other than for cause) from the Board of Directors or (ii) the non-employee director not being re-elected to a new term on the Board of Directors, then the outstanding unvested portions of such stock options will become fully vested upon the termination of his service as a non-employee director. Additionally, if the shares of our acquiring or surviving entity are not publicly traded and the non-employee director resigns from the Board of Directors within the 12 month period following a change of control, then the outstanding unvested portions of such stock options will become fully vested upon the termination of his service as a non-employee director.

        The Compensation Committee reviews director compensation annually, including fees, retainers and equity compensation, as well as total compensation and makes recommendations to the Board of Directors. The Compensation Committee works with Mercer, LLC, a compensation consultant, in determining appropriate changes to director compensation.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This Compensation Discussion and Analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our "named executive officers," who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For 2010, the named executive officers were:

  •
  Andrew S. Clark, President and Chief Executive Officer;

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  Daniel J. Devine, Executive Vice President/Chief Financial Officer;

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  Rodney T. Sheng, Executive Vice President/Chief Administrative Officer;

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  Christopher L. Spohn, former Senior Vice President/Chief Admissions Officer; and

  •
  Jane McAuliffe, Executive Vice President/Chief Academic Officer.

        This Compensation Discussion and Analysis addresses and explains the compensation practices that were followed in 2010, the numerical and related information contained in the summary compensation and related tables presented below and actions taken regarding executive compensation before January 1, 2010, and after December 31, 2010, that we believe are necessary to understand a named executive officer's compensation during 2010.

Compensation Philosophy and Objectives

        The Compensation Committee is responsible for deciding the compensation of our executive officers. One of the primary objectives of the Compensation Committee in setting executive compensation is to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions. The Compensation Committee feels that emphasizing quality, particularly the quality of the academic process, is an appropriate indicator by which to measure and compare the performance of our executive officers when determining the amounts and types of compensation to be paid.

        The other primary objective of the Compensation Committee when setting executive compensation is to align the interests of our executive officers with our stockholders by encouraging our executive officers to increase the growth and profitability of our company, particularly as measured by revenue and EBITDA. "EBITDA" is a non-GAAP financial measure that is defined to mean net income plus interest expense, less interest income, plus income tax expense and plus depreciation and amortization.

        The Compensation Committee believes in a "pay-for-performance" philosophy for the named executive officers, and that a substantial portion of the overall compensation package for each executive officer should be variable and tied to the achievement of the objectives described above. Further, the Compensation Committee seeks to pay our executive officers at levels that are generally consistent with those paid at other similarly-sized companies in our industry, in order to maintain both an adequate level of retention while also providing sufficient incentive to achieve our objectives.

Benchmarking and Use of Compensation Consultants

        The Compensation Committee uses benchmarking to help decide the compensation of our executive officers, including the named executive officers, and enlists the assistance of compensation consultants generally to (1) construct and propose to the Compensation Committee a list of peer group companies, (2) compare the compensation of each of our executive officers to the compensation of similarly situated executive officers at such peer group companies and (3) advise the Compensation Committee regarding the proper amount and mix of compensation to be paid to our executive officers.

        To assist in determining 2010 executive compensation, management engaged Mercer, LLC, or Mercer, to review and assess our executive compensation programs and practices and to develop observations and recommendations based on such analysis. Mercer selected a broad peer group of similarly-sized public for-profit education companies to conduct its analysis, which group is shown below.

• Apollo Group, Inc.	• Universal Technical Institute, Inc.
• Education Management Corporation	• Blackboard Inc.
• Career Education Corporation	• K12 Inc.
• Devry, Inc.	• Capella Education Co.
• Corinthian Colleges, Inc.	• Rosetta Stone Inc.
• ITT Educational Services, Inc.	• Nobel Learning Communities, Inc.
• Lincoln Educational Services Corp.	• Grand Canyon Education, Inc.
• Strayer Education, Inc.	• American Public Education, Inc.

The Compensation Committee determined that the peer group selected by Mercer was appropriate based on the revenues and market values of such companies as compared to our company.

        Mercer supplemented the peer group data with data from national compensation surveys, such as: the 2009 US HRPEN Compensation Survey, for comparison to other for-profit, post-secondary education companies; the 2009/2010 U.S. Compensation Planning Survey, prepared by Mercer, to determine an appropriate annual factor by which to age composite data to estimate 2010 compensation levels; and data from broad, general industry surveys for companies between $250 million and $1 billion in revenue (based on our projected revenue for 2010 at the time). In assessing such data, Mercer applied premiums and discounts to survey matches to reflect differences in job responsibilities and/or revenue scope between our company and the survey data.

        Mercer provided a written report to the Compensation Committee in November 2009 which summarized its findings, which we refer to as the 2009 Mercer Report. We initially engaged Mercer in 2008 to consult for us with respect to 2009 executive compensation, and Mercer continues to consult for us on compensation matters in 2011. In 2010, we paid Mercer $62,000 to provide advice and recommendations on the amount and form of executive and director compensation and $314,000 to provide additional services, primarily the development of a compensation plan for enrollment advisors in light of pending regulatory changes. The decision to engage Mercer for such additional services was made by management; the Board of Directors and the Compensation Committee did not separately approve such engagement.

Role of Executive Officers in Determining Compensation

        Mr. Clark, our Chief Executive Officer and President, reviews the reports prepared by our compensation consultant (and reviewed specifically the 2009 Mercer Report), which reports are prepared in conjunction with, and based on prior input from, the Compensation Committee. Mr. Clark then makes recommendations to the Compensation Committee regarding the amount and form of compensation he believes should be paid to our executive officers, other than himself. While the Compensation Committee takes Mr. Clark's recommendations into consideration in making decisions regarding executive compensation, the Compensation Committee is not obligated to follow his recommendations and may instead determine to pay amounts or forms of compensation other than as Mr. Clark has recommended. With respect to the amounts and forms of compensation that are paid to Mr. Clark, the Compensation Committee discusses proposals for Mr. Clark's compensation with him but makes any final decisions regarding his compensation when he is not present.

Elements of Compensation

        The compensation of our executive officers, including the named executive officers, consists of five components:

  •
  an annual base salary;

  •
  a variable, annual, performance-based bonus;

  •
  periodic grants of long-term, equity-based compensation, comprised mainly of stock options;

  •
  arrangements regarding compensation upon a change of control or termination of employment; and

  •
  employee benefits and perquisites.

        The Compensation Committee believes that a substantial portion of the total compensation of our executive officers should be variable and tied to performance in order to align compensation with measures that correlate with our company objectives. At the same time, the Compensation Committee believes that we must attract and retain high-caliber executives, and therefore must offer a mix of fixed and at-risk compensation, and that the levels and mix of these types of compensation must be attractive in light of the market for senior executive talent in our industry.

        The compensation mix actually paid to or earned by the named executive officers in 2010 is shown in the table below, broken down by annual base salaries, performance-based bonuses and equity awards.

2010 Compensation Mix

Name	Fixed (Salary) (1)	Variable (Bonus)(1)	Variable (Equity)(1)
Andrew S. Clark	21.3%	37.7%	41.0%
Daniel J. Devine	34.2%	30.1%	35.8%
Rodney T. Sheng	31.5%	33.3%	35.1%
Christopher L. Spohn	32.3%	28.5%	39.2%
Jane McAuliffe	34.3%	30.3%	35.4%

(1)
Compensation mix is calculated as a percentage of total compensation paid or earned in 2010, excluding perquisites and employee benefits received in 2010.

Chief Executive Officer Compensation Relative to Other Named Executive Officers

        The compensation of the Chief Executive Officer and President is greater than the other named executive officers' compensation because his responsibilities for the management and strategic direction of the company are significantly greater and he has substantial additional obligations as the Chief Executive Officer and President. As our Chief Executive Officer and a member of the Board of Directors, Mr. Clark has been our primary guiding force since the launch of Bridgepoint Education, Inc. in 2004. The difference between his and the other named executive officers' compensation is primarily derived from variable compensation, particularly stock option awards which will only create value for Mr. Clark if our share value appreciates. The Compensation Committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the Chief Executive Officer and President to continue to encourage and reward him for superior accomplishments.

2010 Annual Base Salaries

        In November 2009, after reviewing and considering the 2009 Mercer Report, and after discussing compensation principles and philosophy and the evolution of our company's compensation plans since the initial public offering in April 2009, the Compensation Committee determined to raise the annual base salaries of the named executive officers to the levels set forth below, effective January 1, 2010:

Name	2009 Annual Base Salary ($)	2010 Annual Base Salary ($)
Andrew S. Clark	375,000	475,000
Daniel J. Devine	250,000	290,000
Rodney T. Sheng	250,000	300,000
Christopher L. Spohn	250,000	290,000
Jane McAuliffe	230,000	280,000

        For 2010, the Compensation Committee primarily considered individual responsibility and peer group information in setting the annual base salaries for the named executive officers, but also considered individual performance. The Compensation Committee generally attempted to set the base salary level for each named executive officer around the 50th percentile of annual base salaries paid to similarly situated executives at other companies in our peer group.

        In general, any increases in base salaries are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:

  •
  the nature and responsibility of the position;

  •
  the impact, contribution, expertise and experience of the individual executive;

  •
  competitive market information regarding salaries to the extent available and relevant;

  •
  the importance of retaining the individual along with the competitiveness of the market for the individual executive's talent and services; and

  •
  the recommendations of our Chief Executive Officer and President, except in the case of Mr. Clark's base salary.

        The annual base salaries we paid to the named executive officers in 2010, as reported below under "Summary Compensation Table—2010" are slightly lower (less than 1% in each case) from the amounts shown in the table above because, in accordance with our standard payroll practices, the first regular bi-monthly paycheck received by each named executive officer in 2010 related to compensation earned during a portion of December 2009, which was paid at the 2009 salary level.

2010 Performance-Based Bonuses

        The target bonus amounts for Messrs. Clark, Devine, Sheng and Spohn for 2010 were based on a percentage of their annual base salaries, as set forth in their employment agreements. See "Employment Agreements" below. The target bonus amount for Dr. McAuliffe for 2010 was determined by the Compensation Committee to be equal to 50% of her annual base salary. In setting the target bonus amounts for each of the named executive officers, including Dr. McAuliffe, the Compensation Committee considered the performance-based bonuses paid to similarly situated executives at the companies within our peer group, as well as each individual's level of responsibility, experience and expertise. The Compensation Committee considered Mr. Clark's role as our Chief Executive Officer and President and his level of responsibility in our success in determining that his target bonus amount would be set at 100% of his annual base salary, and that levels of 50% and 60% were appropriate for the other named executive officers. For 2010, the Compensation Committee determined, with input from Mercer, that (1) the minimum or threshold bonus amount for each named executive officer would be 50% of the officer's target bonus amount, and (2) the maximum bonus amount for each named executive officer would be 200% of the officer's target bonus amount. The Compensation Committee believes that such minimum or threshold and maximum bonus amounts are in line with performance-based bonuses paid to similarly situated executives at the companies within our peer group, and provide the desired amount of retention and incentive for each of the named executive officers. See "Grants of Plan-Based Awards in 2010" below for the specific threshold, target and maximum bonus amounts that each named executive officer was eligible to earn in 2010. The Compensation Committee has the discretion to award bonus amounts that fall in between the threshold, target and maximum amounts for attainment of performance that falls in between the specified goals.

        For 2010, the Compensation Committee determined that the payment of performance-based bonus amounts to the named executive officers would be based on the achievement of corresponding company-wide performance targets related to quality, EBITDA and revenue, with quality receiving 25% of the weighting, EBITDA receiving 50% of the weighting and revenue receiving the remaining 25%. There were no individual performance metrics. The performance target for quality required the achievement by our company of certain quality metrics in 2010, which metrics were not specified at the time of setting the bonus targets, but instead would be, as summarized below, subsequently determined by the Compensation Committee in its discretion. The performance targets for revenue and EBITDA required a significant increase over our performance in 2009. These performance targets, as well as actual results for revenue and EBITDA for both 2009 and 2010 (for comparison purposes), are shown in the table below.

Performance Target	2009	Threshold Amount for 2010	Target Amount for 2010	Maximum Amount for 2010	2010
	(in millions)	(in millions)	(in millions)	(in millions)	(in millions)
Revenue	$454.3	$656.6	$691.2	$708.5	$713.2
EBITDA	$87.6	$184.7	$194.4	$204.1	$225.0

        In March 2011, the Compensation Committee evaluated our 2010 performance and concluded that the performance targets for revenue and EBITDA were achieved at the maximum target levels. In evaluating whether the quality performance target was achieved for 2010, management proposed to the Compensation Committee several quality metrics, including bad debt expense, cohort default rates at Ashford University, 90/10 ratio at Ashford University, student recommendation rate at Ashford University and student retention rates. Taking the quality metrics presented by management as a whole, the Compensation Committee determined, pursuant to the discretion the committee had reserved in establishing the 2010 goals, that the quality target was achieved for 2010 at the target level. In particular, the Compensation Committee considered that (1) bad debt expense increased from 5.1% for 2009 to 5.6% for 2010, (2) the cohort default rate at Ashford University increased from 13.3% for the 2008 federal fiscal year to 15.3% (draft rate) for the 2009 federal fiscal year, (3) the 90/10 ratio at Ashford University decreased from 85.5% in 2009 to 85.0% in 2010, (4) the student recommendation rate at Ashford University remained flat at 96% and (5) student retention rates at our institutions decreased from 62% in 2009 to 60% in 2010. Accordingly, each of the named executive officers earned 175% of the target bonus amount for which such officer was eligible in 2010. See "Summary Compensation Table-2010" for the specific bonus amounts earned by the named executive officers in 2010.

2010 Equity Awards

        In March 2010, the Compensation Committee and the Board of Directors, with input from Mercer, approved the award of stock options to our directors and executive officers, including the named executive officers, pursuant to our 2009 Stock Incentive Plan. Due to the composition of our

Compensation Committee, our Board of Directors separately approves all equity awards to directors and executive officers for the purpose of complying with Exchange Act Rule 16b-3. The option awards were contingent in each case upon the optionee not being subject to a blackout period under our Insider Trading Policy on the proposed date of grant. Accordingly, although the stock options were originally scheduled to be granted to the named executive officers in May 2010, as disclosed in our 2010 Proxy Statement, the grant date for the option awards was delayed because the compliance officer under our Insider Trading Policy determined that certain directors, officers and other employees were deemed to be in possession of material, non-public information on the scheduled date of grant. The delayed stock options were subsequently awarded to such persons, including the named executive officers, on August 5, 2010, the first date on which the compliance officer under our Insider Trading Policy determined that such persons were not in possession of material, non-public information.

        The number of shares subject to the options awarded to the named executive officers, as well as the exercise price and other terms of the options, are summarized under "Outstanding Equity Awards at Fiscal Year End—2010" below. The Compensation Committee determined that the number of shares subject to the option awarded to each of the named executive officers was appropriate given the outstanding equity awards held by similarly situated executives at the companies in our peer group, as well as the outstanding equity awards held by each named executive officer. In determining the size of the option award for each named executive officer, the Compensation Committee generally targeted such award to be between the middle and the high end of the range of median option grants to similarly situated executives within our peer group.

Departure of Christopher L. Spohn

        Mr. Spohn's employment was terminated without cause effective December 31, 2010, at which time he became entitled to receive the following benefits under the terms of his employment agreement: (i) bi-weekly installment payments for 12 months, following the date of his separation, in an aggregate amount equal to $435,000, which amount is equal to the sum of his base salary and target bonus for 2010; (ii) an additional one year's worth of vesting for all of his time-based stock options; and (iii) payment of the company portion of any applicable COBRA premiums, for a period of up to 12 months following the date of his separation, or until he is offered comparable coverage in connection with his employment by another employer, whichever occurs first.

        In addition to the aforementioned benefits, on December 31, 2010, the Compensation Committee determined that Mr. Spohn, in light of the fact that he provided services to us through the end of 2010, continued to be eligible to receive his 2010 bonus, regardless of the fact he was not employed by us at the time of the bonus determination. The amount of the bonus earned by Mr. Spohn in 2010 is shown in the "Summary Compensation Table-2010" below. The Compensation Committee also extended, from March 31, 2011, to May 31, 2011, the post-termination exercise period of all of Mr. Spohn's vested stock options, primarily due to the fact that Mr. Spohn would continue to be subject to our Insider Trading Policy for a period of 90 days following his termination date, and would not be able to trade in our stock for a significant portion of that time.

Change of Control Arrangements

        The Compensation Committee has determined to provide change of control benefits for company leadership because we recognize that, as is the case with many publicly-held corporations, the possibility of a change of control exists, and the uncertainty and questions which a potential change of control may raise among our executive officers could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. "Change of control" is defined under "Potential Payments upon Termination and Change of Control" below. Upon the consummation of a change of control, 50% of the then unvested time-based stock options and performance-based stock options held by Messrs. Clark, Devine and Sheng will become vested, in accordance with the terms of their employment agreements; Mr. Spohn was entitled to similar benefits during his employment with us pursuant to his employment agreement. For Dr. McAuliffe, upon the consummation of a change of control, 50% of the unvested portion of the time-based stock options awarded to her under our 2009 Stock Incentive Plan will become vested in accordance with the terms of such options. The value to be realized by the named executive officers upon the consummation of a change of control is discussed under "Potential Payments upon Termination and Change of Control" below.

        The Compensation Committee determined that "single trigger" treatment for the acceleration of vesting of stock options upon the consummation of a change of control, as described above, is appropriate because: (1) it helps retain key employees during change in control discussions, especially senior executive officers where equity represents a significant portion of their total pay package; (2) it is difficult to replicate underlying performance goals under the options, particularly for performance-contingent vesting; (3) the company that made the original equity grant will no longer exist after a change in control, and employees should not be required to have the fate of their outstanding equity tied to the new company's future success; and (4) it ensures that ongoing employees are treated similarly to terminated employees with respect to outstanding equity awards.

        The remainder of benefits to be received by an executive officer upon the consummation of a change of control requires a change of control followed by termination of the executive officer's employment, which event we refer to as a "double trigger." For Messrs. Clark, Devine and Sheng, these benefits are set forth in their employment agreements; for Dr. McAuliffe, these benefits are set forth in our Executive Severance Plan, in which Dr. McAuliffe participates. Currently, Dr. McAuliffe is the only named executive officer eligible to participate in the Executive Severance Plan, as the Compensation Committee determined it was appropriate to set forth the severance benefits for the other named executive officers in their individual employment agreements. During his employment with us, Mr. Spohn was entitled to receive the "double trigger" change of control benefits set forth in his employment agreement.

        The Compensation Committee believes that a "double trigger" is appropriate for the remainder of the change of control benefits, particularly payments of cash, because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their employment. The Compensation Committee further believes that if a named executive officer remains employed by us following a change of control, but such officer experiences a defined set of adverse circumstances regarding such officer's employment, then such officer should have the opportunity (during a two year period from the change of control) to elect to resign and receive the same severance benefits applicable as if such officer's employment was terminated by the company without "cause" during such time. The amounts to be paid to Messrs. Clark, Devine and Sheng and Dr. McAuliffe in the event of a termination without "cause," or resignation for "good reason," within two years following the consummation of a change of control are discussed under "Potential Payments upon Termination and Change of Control" below.

Other Payments upon Termination of Employment

        Severance benefits are an important component of the total compensation of the named executive officers. These benefits are designed to alleviate the financial impact of an involuntary termination (or a resignation for good reason) through the continuation of salary and other benefits. The Compensation Committee believes that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. The severance benefits for Mr. Clark, our Chief Executive Officer and President, last for a longer period of time than the other named executive officers in recognition of the fact that it typically takes longer for a chief executive officer to find employment in a comparable position. The named executive officers may be eligible for additional severance benefits if there is a termination of employment or resignation for good reason within two years of a change of control, as discussed under "Change of Control Arrangements" above.

        For Messrs. Clark, Devine and Sheng, severance benefits are set forth in their employment agreements; for Dr. McAuliffe, these benefits are set forth in our Executive Severance Plan. The amounts to be paid to Messrs. Clark, Devine and Sheng and Dr. McAuliffe in the event of a termination without cause, resignation for good reason, termination for death and termination for disability are discussed under "Potential Payments upon Termination and Change of Control" below.

Employee Benefits and Perquisites

        We offer employee benefits to the named executive officers for the purpose of meeting the current and future health and security needs for themselves and their families. These benefits, which are generally offered to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; and flexible spending accounts for medical expense reimbursements. We also have a Senior Management Benefit Plan, which we refer to as the Benefit Plan, in which our executive officers, including the named executive officers, are eligible to participate. The Benefit Plan is a fully insured plan and provides an annual benefit of up to $100,000 per participant (including the participant's eligible dependents) for unreimbursed medical expenses during a calendar year that are not covered by our major medical plan. The unreimbursed medical expenses covered under the Benefit Plan include deductibles, coinsurance amounts, special health equipment, annual physicals, dental care and vision care, among others. Additionally, the Benefit Plan provides worldwide medical assistance services, including locating the nearest medical facility, finding an attorney and making arrangements for emergency medical evacuation.

        We also offer our employees a 401(k) retirement savings plan, in which our executive officers, including the named executive officers, participate. The 401(k) retirement savings plan is a defined contribution plan established in accordance with Section 401(a) of the Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to annual limits prescribed by the Internal Revenue Service and we may make matching contributions. We also make matching contributions under the 401(k) plan, including specifically for the named executive officers who participate in the 401(k) plan.

  Nonqualified Deferred Compensation Plan

        Following its approval by the Compensation Committee in March 2010, our named executive officers became eligible to participate in the Bridgepoint Education Nonqualified Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. Effective as of May 1, 2010, certain of our highly compensated employees, including our named executive officers, were permitted to defer up to 80% of their annual base salary and up to 100% of their annual service bonus and any performance-based compensation into the Deferred Compensation Plan. We will not make any contributions to the Deferred Compensation Plan on behalf of any participant, including a named executive officer, other than to contribute the matching contributions we would have made to our 401(k) plan on such participant's behalf in the event the participant's contributions to our 401(k) plan are required to be reduced pursuant to applicable 401(k) plan contribution limitations. To the extent our named executive officers elect to participate in the Deferred Compensation Plan, they may elect to receive distributions while they are still working for us or they may elect to receive distributions (i) at termination of employment or retirement, (ii) in the event of disability, death or financial hardship, or (iii) in the event we undergo a change of control. None of the named executive officers participated in the Deferred Compensation Plan in 2010.

  Perquisites

        We have acquired tickets to various sporting and entertainment events in connection with our corporate sponsorships of various organizations, such as the San Diego Padres, the San Diego Chargers, the San Diego Bowl Game Association (Bridgepoint Education Holiday Bowl) and the San Diego Symphony. When the tickets are not used for business-related entertainment, we make them available to the named executive officers and other employees, and their guests and family members, for personal use. As the tickets are included as part of our sponsorship agreements with such organizations, we believe there is no incremental cost to us associated with providing the tickets for personal use. We also lease a corporate suite at Qualcomm Stadium in San Diego, California, for business-related entertainment. Suite tickets for individual events that remain unused by us for business-related entertainment are made available to the named executive officers and other employees, and their guests and family members, for personal use. As the suite is paid for seasonally rather than individually by event, we believe there is no incremental cost to us associated with providing the tickets for personal use.

Compensation Recoupment Policy

        The Board of Directors has adopted a Policy on Recoupment of Compensation, which we refer to as the Recoupment Policy, as described in further detail under "Corporate Governance—Role of the Board of Directors in Risk Oversight." The Recoupment Policy applies to all of our named executive officers, and requires that the named executive officer return performance-based compensation to us if:

            (i)  there is a restatement of any of our financial statements previously filed with the Securities and Exchange Commission (regardless of whether there was any misconduct), other than those due to changes in accounting policy, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the named executive officer; or

           (ii)  the named executive officer's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (x) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the Securities and Exchange Commission or (y) constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

        In adopting the Recoupment Policy, the Board of Directors felt that the potential requirement to repay certain performance-based compensation upon such events as those described above would provide the requisite level of deterrent to curtail both risky and unethical behavior on the part of our named executive officers. We believe that the Recoupment Policy is appropriate given the types and amounts of performance-based compensation that we pay our named executive officers, and that such policy incentivizes them to take only those risks that they determine are calculated to reward our stockholders, and not merely themselves.

Timing of Equity Award Grants

        All stock option grants to named executive officers are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant, as required by the 2009 Stock Incentive Plan. We do not grant stock options, or any other form of equity compensation, in anticipation of the release of material non-public information. A grant of stock options was delayed in 2010 while the intended recipients were in possession of material, non-public information. See "2010 Equity Awards" above. Similarly, we do not time the release of material non-public information based on stock option or other equity award grant dates.

        In November 2010, the Compensation Committee adopted an Equity Award Grant Policy. Under this policy, among other things, management will submit recommendations to the Compensation Committee, at the committee's regular quarterly meetings, which will include the type of award proposed to be granted, the recipient, size and special terms or conditions of any such award; provided that grants to executive officers and members of the Board of Directors must be submitted to and approved separately by the Board of Directors if the Compensation Committee is not composed solely of two or more non-employee directors pursuant to Exchange Act Rule 16b-3. Any equity awards approved by the Compensation Committee (or by the Board of Directors, as applicable) will be granted as of the date of such quarterly meeting, unless a future effective date of grant is specifically authorized by the Compensation Committee (or by the Board of Directors, as applicable). Typically, equity awards will be granted by the Compensation Committee or the Board of Directors pursuant to either a live or telephonic meeting. However, the Compensation Committee or the Board of Directors may also authorize the grant of equity awards pursuant to a unanimous written consent. If equity awards are authorized by unanimous written consent, the effective date of the grant (and the date upon which any stock option will have its exercise price determined) will be the date upon which our Secretary has received all signatures to the unanimous written consent.

Tax and Accounting Considerations

        In 2010, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers during 2010.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2010 and this proxy statement.

  COMPENSATION COMMITTEE

  Ryan Craig
  Dale Crandall
  Patrick T. Hackett (Chair)
  Adarsh Sarma

Summary Compensation Table—2010

        The table below summarizes the total compensation earned by each of the named executive officers for 2008, 2009 and 2010, other than Dr. McAuliffe, for whom total compensation is shown for 2010 only.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew S. Clark	2010	470,833	905,199	831,250	26,544	2,233,826
CEO and President	2009	372,917	19,383,261	750,000	26,126	20,532,304
	2008	325,000	—	875,500	13,412	1,213,912
Daniel J. Devine	2010	288,333	301,733	253,750	15,624	859,440
Executive Vice President/	2009	249,167	2,744,714	250,000	14,001	3,257,882
Chief Financial Officer	2008	220,000	—	325,000	4,236	549,236
Rodney T. Sheng	2010	297,917	332,123	315,000	15,415	960,455
Executive Vice President/	2009	249,042	3,997,848	300,000	11,292	4,558,182
Chief Administrative Officer	2008	227,000	—	323,500	6,358	556,858
Christopher L. Spohn	2010	288,333	349,424	253,750	18,628	910,135
Former Senior Vice	2009	249,042	3,997,848	250,000	22,036	4,518,926
President/Chief Admissions	2008	227,000	—	323,500	11,785	562,285
Officer
Jane McAuliffe	2010	277,917	286,538	245,000	22,714	832,169
Executive Vice President/
Chief Academic Officer

(1)
Represents (i) the aggregate grant date fair value of option awards granted to the named executive officers during 2009 and 2010, (ii) the incremental fair value of option awards held by the named executive officers that were materially modified in 2009 and (iii) the incremental fair value of the option awards held by Mr. Spohn that were materially modified in December 2010, computed in each case in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. Assumptions used to calculate these amounts are described in Note 11, "Stock-Based Compensation," to our annual consolidated financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010. No options were awarded to the named executive officers in 2008. For more information regarding the material modification of option awards held by named executive officers in 2009, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Stock Based Compensation" in our Annual Report on Form 10-K for the year ended December 31, 2010. For more information regarding the material modification of Mr. Spohn's option awards in December 2010, see "Compensation Discussion and Analysis—Departure of Christopher L. Spohn" above.

(2)
Represents the annual cash incentive bonus awards paid to the named executive officers for 2010 performance, as further described under "Compensation Discussion and Analysis—2010 Performance Based Bonuses" and "Grants of Plan-Based Awards in 2010."

(3)
Represents (i) payments for the named executive officers' health, life and disability insurance premiums, (ii) 401(k) plan matching contributions for the named executive officers and (iii) a reimbursement of legal expenses for Mr. Clark (see "Employment Agreements" below), in each case as shown in the table below. The table does not include any amounts related to the personal use by the named executive officers, and their guests and family members, of (i) sporting and entertainment tickets we have acquired in connection with our corporate sponsorship agreements with various organizations, and (ii) tickets for the corporate suite we lease at Qualcomm Stadium, because we believe in each case that there is no incremental cost to us associated with such use. For more information, see "Compensation Discussion and Analysis—Employee Benefits and Perquisites."

	Year	Qualified Retirement Plan Employer Match ($)	Health, Life and Disability Insurance Premiums ($)	Reimbursement of Legal Expenses ($)	Total ($)
Andrew S. Clark	2010	8,250	18,294	—	26,544
	2009	3,359	20,267	2,500	26,126
	2008	—	13,412	—	13,412
Daniel J. Devine	2010	5,025	10,599	—	15,624
	2009	1,031	12,970	—	14,001
	2008	—	4,236	—	4,236
Rodney T. Sheng	2010	8,250	7,165	—	15,415
	2009	3,214	8,078	—	11,292
	2008	—	6,358	—	6,358
Christopher L. Spohn	2010	7,110	11,518	—	18,628
	2009	2,919	19,117	—	22,036
	2008	—	11,785	—	11,785
Jane McAuliffe	2010	8,058	14,655	—	22,713

Grants of Plan-Based Awards in 2010

        The following table provides information regarding the amount of plan-based awards granted in 2010 for each of the named executive officers:

								All Other Option Awards: Number of Securities Underlying Options (#)
									Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
					Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)
			Approval Date
Name	Grant Date				Threshold ($)	Target ($)	Maximum ($)
Andrew S. Clark	—		—		237,500	475,000	950,000	—	—	—
	8/5/2010	(2)	3/17/2010	(2)	—	—	—	125,100	15.81	905,199	(3)
Daniel J. Devine	—		—		72,500	145,000	290,000	—	—	—
	8/5/2010	(2)	3/17/2010	(2)	—	—	—	41,700	15.81	301,733	(3)
Rodney T. Sheng	—		—		90,000	180,000	360,000	—	—	—
	8/5/2010	(2)	3/17/2010	(2)	—	—	—	45,900	15.81	332,123	(3)
Christopher L. Spohn	—		—		72,500	145,000	290,000	—	—	—
	8/5/2010	(2)	3/17/2010	(2)	—	—	—	41,700	15.81	301,733	(3)
	2/15/2006		12/31/2010	(4)	—	—	—	111,438	0.32	19	(5)
	2/15/2006		12/31/2010	(4)	—	—	—	223,554	0.32	37	(5)
	2/15/2006		12/31/2010	(4)	—	—	—	149,117	0.32	25	(5)
	11/27/2007		12/31/2010	(4)	—	—	—	27,777	0.59	9	(5)
	11/27/2007		12/31/2010	(4)	—	—	—	20,833	0.59	6	(5)
	11/27/2007		12/31/2010	(4)	—	—	—	83,333	0.59	26	(5)
	4/14/2009		12/31/2010	(4)	—	—	—	173,333	10.50	33,893	(5)
	8/5/2010		12/31/2010	(4)	—	—	—	13,761	15.81	13,676	(5)
Jane McAuliffe	—		—		70,000	140,000	280,000	—	—	—
	8/5/2010	(2)	3/17/2010	(2)	—	—	—	39,600	15.81	286,538	(3)

(1)
The threshold, target and maximum amounts shown in the table correspond to the amounts the Compensation Committee determined to pay to the named executive officers upon the achievement of pre-established 2010 performance targets relating to revenue (25% weight), EBITDA (50% weight) and quality (25% weight). The target amounts were determined as a percentage of annual salary, with Mr. Clark's percentage set at 100% of salary, Mr. Sheng's percentage set at 60% of salary and the other named executive officers' percentages set at 50% of salary. For performance targets achieved above the threshold but below the target level, or above the target level but below the maximum level, the Compensation Committee had the discretion to award an amount between the amounts specified in the table. For more information regarding the 2010 performance targets, see "Compensation Discussion and Analysis—2010 Performance-Based Bonuses." Actual payouts for achievement of the 2010 performance targets are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
See "Compensation Discussion and Analysis—Timing of Stock Option Grants" for an explanation of the length of time between the approval date and grant date for these option awards.

(3)
Represents the grant date fair value of the option award, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate this amount are described in Note 11, "Stock-Based Compensation," to our annual consolidated financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)
Represents the date on which the option was materially modified by the Compensation Committee. For more information about the modification of this option, see "Compensation Discussion and Analysis—Departure of Christopher L. Spohn" above.

(5)
Represents the incremental fair value of this option resulting from a material modification thereof, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are generally described in Note 11, "Stock-Based Compensation," to our annual consolidated financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010. For more information about the modification of this option, see "Compensation Discussion and Analysis—Departure of Christopher L. Spohn" above.

Equity Awards

        The following table shows the number of shares of our common stock covered by options held by the named executive officers as of December 31, 2010. No named executive officer held any restricted shares of our common stock or restricted stock units as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year End—2010
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date
Andrew S. Clark	533,044	—	$0.32	4/1/2014	(2)
	864,409	—	$0.32	4/1/2014	(2)
	1,252,586	—	$0.32	4/1/2014	(2)(8)
	54,167	18,055	$0.59	11/27/2017	(3)(6)
	54,167	18,055	$0.59	11/27/2017	(3)(7)
	144,444	—	$0.59	11/27/2017	(3)(8)
	273,333	393,333	$10.50	4/14/2019	(5)(6)
		125,100	$15.81	8/5/2020	(6)(9)
Daniel J. Devine	186,554	—	$0.32	4/1/2014	(2)
	223,554	—	$0.32	4/1/2014	(2)
	59,646	—	$0.32	4/1/2014	(2)(8)
	20,833	6,944	$0.59	11/27/2017	(3)(6)
	20,833	6,944	$0.59	11/27/2017	(3)(7)
	83,333	—	$0.59	11/27/2017	(3)(8)
	91,111	131,111	$10.50	4/14/2019	(5)(6)
	—	41,700	$15.81	8/5/2020	(6)(9)
Rodney T. Sheng	61,054	—	$0.32	4/1/2014	(2)
	223,554	—	$0.32	4/1/2014	(2)
	149,117	—	$0.32	4/1/2014	(2)(8)
	20,833	6,944	$0.59	11/27/2017	(3)(6)
	20,833	6,944	$0.59	11/27/2017	(3)(7)
	83,333	—	$0.59	11/27/2017	(3)(8)
	109,333	157,333	$10.50	4/14/2019	(5)(6)
	—	45,900	$15.81	8/5/2020	(6)(9)
Christopher L. Spohn	111,438	—	$0.32	4/1/2014	(2)
	223,554	—	$0.32	4/1/2014	(2)
	149,117	—	$0.32	4/1/2014	(2)(8)
	27,777	—	$0.59	11/27/2017	(3)(6)(10)
	20,833	—	$0.59	11/27/2017	(3)(7)(10)
	83,333	—	$0.59	11/27/2017	(3)(8)
	173,333	—	$10.50	4/14/2019	(5)(6)(10)
	13,761	—	$15.81	8/5/2020	(6)(9)(10)
Jane McAuliffe	37,702	—	$0.32	2/15/2016	(4)(6)
	178,843	—	$0.32	2/15/2016	(4)
	119,294	—	$0.32	2/15/2016	(4)(8)
	20,833	6,944	$0.59	11/27/2017	(3)(6)
	20,833	6,944	$0.59	11/27/2017	(3)(7)
	66,666	—	$0.59	11/27/2017	(3)(8)
	45,555	65,556	$10.50	4/14/2019	(5)(6)
	—	39,600	$15.81	8/5/2020	(6)(9)

(1)
The unvested portion of each outstanding stock option is subject to certain accelerated vesting upon (i) the named executive officer's termination of employment in certain circumstances,

  including in connection with a change of control, and (ii) upon a change of control, as provided in the relevant equity incentive plan or option agreement pursuant to which the option was granted or pursuant to the named executive officer's employment agreement (or, with respect to Dr. McAuliffe only, pursuant to the Executive Severance Plan). See "Potential Payments upon Termination and Change of Control" below.

(2)
These options were granted under our 2005 Stock Incentive Plan on February 15, 2006, with an exercise price equal to the fair market value of one of our common shares on the date of grant. For time-based options, the vesting commencement date was April 1, 2004.

(3)
These options were granted under our 2005 Stock Incentive Plan on November 27, 2007, with an exercise price equal to the fair market value of one of our common shares on the date of grant. For time-based options, the vesting commencement date was November 27, 2007.

(4)
These options were granted under our 2005 Stock Incentive Plan on February 15, 2006, with an exercise price equal to the fair market value of one of our common shares on the date of grant. For time-based options, the vesting commencement date was February 15, 2006.

(5)
These options were granted under our 2009 Stock Incentive Plan on April 14, 2009, with an exercise price equal to the price at which shares were offered to the public in our initial public offering. The vesting commencement date was April 14, 2009.

(6)
These time-based options vest as follows, subject to the named executive officer's continued service with us: (i) 25% of the option vests on the first anniversary of the vesting commencement date, (ii) an additional 2% of the option vests on each monthly anniversary of the vesting commencement date for the 33 months following the first anniversary of the vesting commencement date and (iii) an additional 3% of the option vests on each of the 46th, 47th and 48th monthly anniversaries of the vesting commencement date.

(7)
These performance-based options vest as follows, subject to the named executive officer's continued service with us: (i) beginning with fiscal year 2008 (shown in the following sentence) and ending with fiscal year 2011, 25% of the option vests for each fiscal year in which our "annual performance targets" (defined in the stock option agreement) based on our "annual revenue target" (defined in the stock option agreement) and "annual EBITDA target" (defined in the stock option agreement) are achieved, (ii) for any fiscal year in which the annual performance targets are not achieved, such portion will vest if in any subsequent fiscal year the cumulative revenue and EBITDA targets are achieved (the cumulative targets are defined in the stock option agreement). The targets for fiscal year 2008 were: Annual EBITDA: $5,880,000; Annual Revenue: $49,000,000; Cumulative EBITDA: $5,880,000; and Cumulative Revenue: $49,000,000. The targets for fiscal year 2009 were: Annual EBITDA: $19,921,000; Annual Revenue: $201,942,000; Cumulative EBITDA: $25,801,000; and Cumulative Revenue: $250,942,000. The targets for fiscal year 2010 were: Annual EBITDA: $32,037,000; Annual Revenue: $250,408,000; Cumulative EBITDA: $57,838,000; and Cumulative Revenue: $501,350,000. The targets for fiscal year 2011 are: Annual EBITDA: $44,558,000; Annual Revenue: $300,490,000; Cumulative EBITDA: $102,396,000; and Cumulative Revenue: $801,840,000.

(8)
All exit options vested in full on April 20, 2009, upon the closing of our initial public offering.

(9)
These options were granted under our 2009 Stock Incentive Plan on August 5, 2010, with an exercise price equal to the regular session closing price of our common stock as reported by the New York Stock Exchange on the date of grant. The vesting commencement date was August 5, 2010.

(10)
In connection with his separation from our company, effective December 31, 2010, Mr. Spohn received an additional 12 months vesting for his time-based options, in accordance with the terms of his employment agreement. All other unvested options held by Mr. Spohn on December 31, 2010, both time-based and performance-based, were forfeited. For more information, see "Employment Agreements" and "Potential Payments Upon Termination and Change of Control" below.

        The following table provides information for the named executive officers regarding stock option exercises during 2010, including the total number of shares acquired upon exercise and the aggregate value realized, before payment of any applicable withholding tax and broker commissions. None of the named executive officers had any restricted stock that vested in 2010.

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)
Andrew S. Clark	276,098	4,148,590
Daniel J. Devine	37,000	559,042
Rodney T. Sheng	162,500	2,418,661
Christopher L. Spohn	112,116	1,683,943
Jane McAuliffe	130,000	2,053,442

(1)
The value realized for an option exercise is determined by multiplying (i) the number of shares acquired upon exercise by (ii) the difference between the market price of the shares at exercise and the exercise price of the option. For each exercise of options by the named executive officers in 2010, all of the shares acquired upon exercise were immediately sold, through a series of open market trades, on the date of exercise. Accordingly, we have determined the "market price of shares at exercise" to be the weighted average sale price for such shares on the date of exercise.

Employment Agreements

        The following table highlights certain items contained in the employment agreements we entered into with Messrs. Clark, Devine, Sheng and Spohn in March 2009. Mr. Spohn separated from our company effective December 31, 2010. We have not entered into an employment agreement with Dr. McAuliffe. Dr. McAuliffe is instead subject to, and may receive severance benefits from, our Executive Severance Plan, as described below under "Potential Payments upon Termination and Change of Control." Each of the employment agreements provides that the named executive officer is entitled to participate in health, insurance, retirement and other benefits which are provided to our senior executives.

Name	Position	Date of Agreement	Initial Term of Agreement (1)	Base Salary ($)(2)	Annual Target Bonus, as Percentage of Salary(3)	Potential Payments upon Termination or Change of Control	Other
Andrew S. Clark	Chief Executive Officer	March 4, 2009	4 years	375,000	100%	(4)	(5)
Daniel J. Devine	Chief Financial Officer	March 9, 2009	2 years	250,000	50%	(4)	—
Rodney T. Sheng	Chief Administrative Officer	March 4, 2009	2 years	250,000	60%	(4)	—
Christopher L. Spohn	Chief Admissions Officer	March 3, 2009	2 years	250,000	50%	(4)	—

(1)
The term of each of the employment agreements will automatically extend for an additional year upon the end of the initial term and thereafter on each anniversary unless either party timely gives notice that such party does want to so extend the agreement. The terms of the employment agreements for Messrs. Devine and Sheng automatically renewed for an additional year in March 2011; Mr. Spohn's employment agreement ended in connection with the termination of his employment on December 31, 2011.

(2)
This column shows the annual base salary set forth in the respective employment agreement for each named executive officer, which salary may be periodically reviewed and increased by the Board of Directors in its discretion, or decreased with the named executive officer's written consent. In November 2009, the Compensation Committee increased the annual base salaries of Messrs. Clark, Devine, Spohn and Sheng to $475,000, $290,000, $290,000 and $300,000, respectively, effective as of January 1, 2010; and in January 2011, the Compensation Committee increased the annual base salaries of Messrs. Clark, Devine and Sheng to $525,000, $325,000 and $335,000, respectively, retroactive to January 1, 2011.

(3)
Each employment agreement provides that the named executive officer will be eligible for an annual discretionary incentive bonus based on attainment of performance criteria. Each employment agreement provides for a target bonus amount as a percentage of annual salary with such target percentage reflected in this column. The actual bonus paid may be more or less than the target amount. In addition, upon any termination of Mr. Clark's employment other than for "cause" (as defined in the employment agreement and below), Mr. Clark will be eligible to be paid a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year. Messrs. Devine, Spohn and Sheng must be employed through the date of the bonus payment in order to be eligible to be paid a bonus.

(4)
For information regarding severance and other payments the named executive officer may receive under his employment agreement in the event of a change of control and/or termination of employment, see "Potential Payments upon Termination and Change of Control" below. If the named executive officer receives payments that are subject to golden parachute excise taxes, then such payments will be reduced to a level that would not subject the named executive officer to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), the named executive officer would be in a better economic position by receiving all such payments.

(5)
We are obligated to provide Mr. Clark with life insurance with a face amount not less than two times his annual base salary, as was in effect on the date his employment agreement was effective. Mr. Clark was also eligible to receive up to $15,000 in legal fees he incurred in connection with the review and subsequent execution of the employment agreement. Additionally, we have agreed to nominate Mr. Clark for election to the Board of Directors at each annual meeting of stockholders.

Potential Payments upon Termination and Change of Control

        The table below provides estimates for compensation payable to Messrs. Clark, Devine, Sheng and Spohn and Dr. McAuliffe under hypothetical termination of employment and change of control scenarios under our compensatory arrangements with such officers, other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table below are estimates and assume the hypothetical termination, resignation, death or disability or change of control, as applicable, occurred on December 31, 2010, applying the provisions of the agreements that were in effect as of such date. If any of such officers resigns without good reason or is terminated by us for cause, such officer will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

        For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions that were made are as follows:

  •
  The named executive officer's base salary as in effect as of December 31, 2010;

  •
  Cash severance and health insurance continuation as provided under the named executive officer's employment agreement or, for Dr. McAuliffe, under the Executive Severance Plan and related Severance Agreement;

  •
  Value for payment of health insurance continuation, including dental, at an assumed value of $1,500 per month; and

  •
  a price per share of our common stock of $19.00 on December 31, 2010.

        Additionally, as Mr. Spohn was actually terminated without cause effective December 31, 2010, and Mr. Spohn's post-termination compensation was adjusted by the Compensation Committee on December 31, 2010, the table below shows only what Mr. Spohn might have received under his employment agreement in the event of various counterfactual termination and change of control scenarios. For information regarding Mr. Spohn's actual post-termination compensation, see "Compensation Discussion and Analysis—Departure of Christopher L. Spohn" above. For purposes of comparability, the table below assumes that Mr. Spohn's employment with us remained in full force and effect as of December 31, 2010, except as his employment might have been affected by the specified hypothetical scenarios below. The table below excludes the effect of the additional vesting of Mr. Spohn's option awards which actually occurred on December 31, 2010, in connection with Mr. Spohn's termination of employment, and instead presents the additional vesting which might have occurred under the specified hypothetical scenarios below. For purposes of comparability, the table below does not reflect the Compensation Committee's actual decision on December 31, 2010, to award

Mr. Spohn a bonus for 2010 performance and to extend the post-termination exercise period of Mr. Spohn's vested option awards for an additional two months.

Name	Change of Control(1)		Termination of Employee Without Cause, or Resignation by Employee for Good Reason (2)(3)		Termination of Employee without Cause, or Resignation by Employee for Good Reason, within 24 Months of Change of Control(1)(2)(3)		Termination of Employee for Death		Termination of Employee for Disability (4)
Andrew S. Clark
Cash Severance Payment	$—		$1,900,000	(7)	$1,900,000	(10)	$237,500	(13)	$—
Continuation of Health Insurance Benefits	$—		$36,000	(7)	$36,000	(10)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$2,037,428	(5)	$1,824,176	(7)	$4,074,882	(10)	$1,824,176	(13)	$1,824,176	(14)
Acceleration of Vesting of Performance-Based Stock Options	$166,232	(5)	$—		$332,483	(10)	$83,107	(13)	$83,107	(14)

Total	$2,203,660		$3,760,176		$6,343,365		$2,153,783		$1,907,283

Daniel J. Devine
Cash Severance Payment	$—		$435,000	(8)	$435,000	(11)	$145,000	(13)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(8)	$18,000	(11)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$687,666	(5)	$625,110	(8)	$1,375,340	(11)	$625,110	(13)	$625,110	(14)
Acceleration of Vesting of Performance-Based Stock Options	$63,937	(5)	$—		$127,874	(11)	$31,968	(13)	$31,968	(14)

Total	$751,603		$1,078,110		$1,956,214		$811,078		$657,078

Rodney T. Sheng
Cash Severance Payment	$—		$480,000	(8)	$480,000	(11)	$150,000	(13)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(8)	$18,000	(11)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$805,808	(5)	$720,193	(8)	$1,611,625	(11)	$720,193	(13)	$720,193	(14)
Acceleration of Vesting of Performance-Based Stock Options	$63,937	(5)	$—		$127,874	(11)	$31,968	(13)	$31,968	(14)

Total	$869,745		$1,218,193		$2,237,499		$911,161		$752,161

Christopher L. Spohn
Cash Severance Payment	$—		$435,000	(8)	$435,000	(11)	$145,000	(13)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(8)	$18,000	(11)	$9,000	(13)	$—
Acceleration of Vesting of Time-Based Stock Options	$799,109	(5)	$715,771	(8)	$1,598,227	(11)	$715,771	(13)	$715,771	(14)
Acceleration of Vesting of Performance-Based Stock Options	$63,937	(5)	$—		$127,874	(11)	$31,968	(13)	$31,968	(14)

Total	$863,046		$1,168,771		$2,179,101		$901,739		$747,739

Jane McAuliffe
Cash Severance Payment	$—		$140,000	(9)	$140,000	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(9)	$9,000	(12)	$—		$—
Acceleration of Vesting of Time-Based Stock Options	$341,775	(6)	$—		$811,424	(12)	$—		$—
Acceleration of Vesting of Performance-Based Stock Options	$—		$—		$127,874	(12)	$—		$—

Total	$341,775		$149,000		$1,088,298		$—		$—

(1)
"Change of control" generally means any of the following events: (a) the acquisition by a person or group (other than us or any of our employee benefit plans or Warburg Pincus and its affiliated entities and investment funds) of beneficial ownership of securities representing more than 50% of the voting securities of the company entitled to vote generally in the election of directors, determined on a fully-diluted basis (except if a majority of such holders immediately prior to such acquisition retain, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity); (b) the sale, transfer or other disposition of 50% or more of our assets to one or more unaffiliated persons or groups; or (c) when a majority of the members of the Board of Directors are not "company directors," which term means: (i) individuals who, as of a specified date, were directors of our company; (ii) individuals elected as directors after such date for whose election proxies will have been solicited by the Board of Directors, or (iii) any individual appointed to the Board of Directors to fill vacancies caused by death or resignation (but not by removal) or to fill newly created directorships.

(2)
"Cause" generally means any of the following acts committed by the named executive officer: (a) conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to our business or reputation); (b) willful refusal to perform in any material respect such officer's duties and responsibilities; (c) failure to comply in any material respect with the terms of such officer's agreements with us and our policies and procedures; (d) fraud or other illegal conduct in such officer's performance of duties for us; and (e) any conduct by such officer which is materially injurious to us or to our business or reputation.

(3)
For Messrs. Clark, Devine, Sheng and Spohn, "good reason" generally means any of the following events: (a) a material diminution in his responsibilities, duties or authority; (b) a material diminution in his base salary or annual target bonus amount; (c) relocation of the named executive officer's workplace to a location that is more than 30 miles away from work location specified in his employment agreement; (d) our failure to extend the expiration date of his employment agreement; or (e) our breach of a material provision of his employment agreement. For Dr. McAuliffe, "good reason" generally means any of the following events: (a) a material diminution in annual base salary; (b) a material diminution in her authority, duties, responsibilities or reporting structure; (c) notification that she will experience a material change in her geographic work location; or (d) we have materially breached her Severance Agreement.

(4)
"Disability" generally means that the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(5)
Upon the consummation of a "change of control," 50% of the named executive officer's then unvested time-based stock options and performance-based stock options will become vested, in accordance with the terms of his employment agreement.

(6)
Upon the consummation of a "change of control," 50% of the unvested portion of the time-based stock options awarded to Dr. McAuliffe on April 14, 2009, and August 5, 2010, will become vested in accordance with the terms of such option.

(7)
If Mr. Clark's employment is terminated by us without "cause" or by Mr. Clark for "good reason" (and other than for death or "disability"), then Mr. Clark will receive, pursuant to his employment agreement, (a) cash payments equal in the aggregate to two times the sum of his annual base salary and annual target bonus; (b) company-paid medical insurance premiums after termination for up to 18 months, with reimbursement for medical insurance coverage for an additional six months if Mr. Clark remains covered under our group medical insurance plan for the first 18 months (with such reimbursement in an amount not to exceed our previous monthly contribution for medical insurance premiums, provided such benefit, either the company-paid premiums or reimbursement, will terminate immediately if Mr. Clark is offered comparable coverage in connection with his employment by another employer); (c) accelerated vesting of time-based options as if Mr. Clark's service had terminated one year later; (d) a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year; and (e) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. Mr. Clark's receipt of such severance benefits is conditioned upon him providing us with a release of claims against us, our affiliates and related parties.

(8)
If the named executive officer's employment is terminated by us without "cause" or by the named executive officer for "good reason" (and other than for death or "disability"), then the named executive officer will receive, pursuant to his employment agreement, (a) cash payments equal in the aggregate to one times the sum of the named executive officer's annual base salary and annual target bonus; (b) company-paid medical insurance premiums after termination for up to 12 months (provided such benefit will terminate immediately if the named executive officer is offered comparable coverage in connection with his employment by another employer); (c) accelerated vesting of time-based options as if the named executive officer's service had terminated one year later; and (d) the named executive officer's annual bonus for the completed fiscal year prior to the year of termination, if not already paid. The named executive officer's receipt of such severance benefits is conditioned upon the named executive officer providing us with a release of claims against us, our affiliates and related parties.

(9)
If Dr. McAuliffe's employment is terminated by us without "cause" or by Dr. McAuliffe for "good reason" (and other than for death or "disability"), then Dr. McAuliffe will receive, pursuant to the Executive Severance Plan and related Severance Agreement, (a) cash payments equal in the aggregate to one-half of her annual base salary; and (b) company-paid medical, dental and life insurance premiums after termination for up to six months (provided such benefit will terminate immediately if Dr. McAuliffe is offered comparable coverage in connection with new employment). Dr. McAuliffe's receipt of such severance benefits is conditioned upon Dr. McAuliffe providing us with a release of claims against us, our affiliates and related parties.

(10)
If Mr. Clark's employment is terminated by us without "cause" or by Mr. Clark for "good reason" within 24 months after a "change of control" (and other than for death or "disability"), then pursuant to his employment agreement and in addition to the severance benefits described in footnote (7) above, Mr. Clark will receive full vesting acceleration of all time-based and performance-based unvested stock option awards as of his termination date.

(11)
If the named executive officer's employment is terminated by us without "cause" or by the named executive officer for "good reason" within 24 months after a "change of control" (and other than for death or "disability"), then pursuant to the named executive officer's employment agreement and in addition to the severance benefits described in footnote (8) above (except clause (c) therein), the named executive officer will receive full vesting acceleration of all unvested stock option awards as of his termination date.

(12)
If Dr. McAuliffe's employment is terminated by us without "cause" or by Dr. McAuliffe for "good reason" within 24 months after a "change of control" (and other than for death or "disability"), then pursuant to the Executive Severance Plan and Dr. McAuliffe's corresponding Severance Agreement thereto and in addition to the severance benefits described in footnote (9) above, Dr. McAuliffe will receive full vesting acceleration of all unvested stock option awards as of her termination date.

(13)
If the named executive officer's employment is terminated due to his death, then, pursuant to his employment agreement, (a) his outstanding unvested time-based stock options will vest as if his termination date had occurred one year later; (b) 25% of his then outstanding unvested performance-based stock options will accelerate and vest as if his termination occurred one year later; (c) his estate will receive six monthly installments of his base salary; and (d) his dependents will receive company-paid medical benefits for a period of six months following the date of his termination. The receipt of such benefits by the named executive officer's estate is conditioned upon the estate of the named executive officer providing us with a release of claims against us, our affiliates and related parties.

(14)
If the named executive officer's employment is terminated due to his "disability," then, pursuant to his employment agreement, (a) his outstanding unvested time-based stock options will vest as if his termination date had occurred one year later, and (b) 25% of his then outstanding unvested performance-based stock options will accelerate and vest as if his termination occurred one year later. The receipt of such benefits by the named executive officer is conditioned upon the named executive officer providing us with a release of claims against us, our affiliates and related parties.

Equity Compensation Plan Information

        The following table provides information about our equity compensation plans at December 31, 2010.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options(1)	(b) Weighted average exercise price of outstanding options	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our stockholders	10,169,012	$4.77	4,905,898	(2)
• 2005 Stock Incentive Plan
• 2009 Stock Incentive Plan
• Employee Stock Purchase Plan
Equity compensation plans not approved by our stockholders(3)	345,629	$2.43	—

Total	10,514,641	$4.70	4,905,898

(1)
Excludes purchase rights currently accruing under our Employee Stock Purchase Plan.

(2)
Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our Employee Stock Purchase Plan. As of December 31, 2010, an aggregate of 3,625,263 shares and 1,280,635 shares of our common stock were available for issuance under our 2009 Stock Incentive Plan and our Employee Stock Purchase Plan, respectively. Equity awards under our 2005 Stock Incentive

  Plan have been discontinued and new equity awards are being granted under our 2009 Stock Incentive Plan. Under the terms of our 2009 Stock Incentive Plan, an annual share increase is added on January 1 of each year through and including January 1, 2019 equal to the lesser of (a) 2% of the number of shares issued and outstanding on the immediately preceding December 31, (b) 1,300,000 shares or (c) an amount determined by the Board of Directors. Under the terms of our Employee Stock Purchase Plan, an annual share increase is added on January 1 of each year through and including January 1, 2019 equal to the lesser of (a) 1% of the number of shares issued and outstanding on the immediately preceding December 31, (b) 400,000 shares or (c) an amount determined by our Board of Directors.

(3)
Includes (i) options issued outside of the 2005 Stock Incentive Plan and 2009 Stock Incentive Plan ("non-plan options") and (ii) compensatory warrants. Each non-plan option was granted on February 15, 2006, has an exercise price of $0.315 per share and expires 10 years from April 1, 2004, the vesting commencement date, subject to the optionee's continuing service. Each non-plan option was fully vested as of December 31, 2010. Each compensatory warrant was granted on November 12, 2003, and expires on December 1, 2013. The exercise prices of the compensatory warrants range from $1.125 per share to $9.00 per share. The compensatory warrants were fully-vested upon grant.

 PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In determining the compensation of our executive officers, the main goal of the Compensation Committee is to align the interests of our executive officers with the interests of our stockholders and the missions of our educational institutions. Accordingly, one of the primary objectives of the Compensation Committee in setting executive compensation is to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions. The Compensation Committee feels that emphasizing quality, particularly the quality of the academic process, is an appropriate indicator by which to measure and compare the performance of our executive officers when determining the amounts and types of compensation to be paid. The other primary objective of the Compensation Committee when setting executive compensation is to encourage our executive officers to increase the growth and profitability of our company, particularly as measured by revenue and EBITDA. "EBITDA" is a non-GAAP financial measure that is defined to mean net income plus interest expense, less interest income, plus income tax expense and plus depreciation and amortization.

        The Compensation Committee believes in a "pay-for-performance" philosophy for the named executive officers, and that a substantial portion of the overall compensation package for each executive officer should be variable and tied to the achievement of the objectives described above. Further, the Compensation Committee seeks to pay our executive officers at levels that are generally consistent with those paid at other similarly-sized companies in our industry, in order to maintain both an adequate level of retention while also providing sufficient incentive to achieve our objectives.

        Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our executive compensation goals.

        We are required to submit a proposal to stockholders for a non-binding advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the 2011 Annual Meeting of Stockholders:

  "RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted "FOR" the approval of the compensation of our named executive officers, as disclosed in this 2011 Proxy Statement.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS 2011 PROXY STATEMENT.

 PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF A
STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders an advisory vote as to whether the stockholder advisory vote to approve the compensation of its named executive officers—Proposal 2 above—should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

        In formulating its recommendation, the Board of Directors considered that a triennial (non-binding) advisory vote on executive compensation was appropriate because (i) our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareowners to better judge our executive compensation program in relation to our long-term performance, (ii) a triennial vote will provide us with the time to thoughtfully respond to shareowners' sentiments and implement any necessary changes and (iii) we will continue to engage with our shareowners regarding our executive compensation program during the period between shareowner votes.

        Accordingly, the following resolution is submitted for vote at the 2011 Annual Meeting of Stockholders:

  "RESOLVED, that the highest number of votes cast by the stockholders of Bridgepoint Education, Inc. for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

    •
    yearly or

    •
    every two years or

    •
    every three years."

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as this is an advisory vote, the result will not be binding on the Board of Directors or our company. The Compensation Committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of its named executive officers included in our proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of "every three years."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF "EVERY THREE YEARS" AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS INCLUDED IN OUR PROXY STATEMENT.

 PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking you to ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2011. PwC has audited our financial statements annually since 2008. Representatives of PwC are expected to be present at the 2011 Annual Meeting of Stockholders, will have an opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.

        Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, our Board of Directors is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of PwC, our Board of Directors will reconsider whether to continue to retain the firm. Even if our stockholders ratify the appointment, our Board of Directors may choose to appoint a different independent registered public accounting firm at any time during the year if our Board of Directors determines that such a change would be in the best interests of our company and our stockholders.

Independent Registered Public Accounting Firm Fees and Services

        The following table presents fees for professional audit and other services rendered by PwC for the audit of our annual consolidated financial statements as of and for the years ended December 31, 2010 and 2009 and fees billed for other services rendered by PwC during those periods.

	2010	2009
Audit Fees(1)	$1,293,782	$1,089,866
Audit-Related Fees(2)	—	273,598
Tax Fees(3)	279,906	508,000
All Other Fees(4)	87,754	2,000

Total	$1,661,442	$1,873,464

(1)
Audit Fees consist of the aggregate billed fees for 2010 and 2009 for professional services rendered for the audit of our annual consolidated financial statements and the review of consolidated financial statements included in our quarterly reports, or professional services rendered in connection with our filing of various registration statements or otherwise normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of the aggregate fees billed in 2009 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. Such fees primarily related to auditing unusual transactions, compliance advice regarding Section 404 of the Sarbanes-Oxley Act of 2002 and assurance related to information technology.

(3)
Tax Fees consist of the aggregate fees billed in 2010 and 2009 for professional services rendered for tax compliance, tax advice and tax planning. Such fees primarily related to federal and state tax compliance, planning and consulting.

(4)
All Other Fees consist of the aggregate fees billed in 2010 and 2009 for products and services other than the services reported under Audit Fees, Audit-Related Fees or Tax Fees. Such fees related to enterprise risk management consulting services in 2010 and a subscription to accounting software for 2010 and 2009.

Audit Committee Pre-Approval Policy

        Our Audit Committee has adopted a Pre-Approval Policy pursuant to which the Audit Committee must pre-approve the audit and non-audit services performed by our independent registered public accounting firm, to assure that the provision of such services does not impair the firm's independence. Before we may engage the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Pre-Approval Policy. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the independence of our independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and has delegated pre-approval authority to Mr. Crandall as Chair of the Audit Committee. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee's responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

        All services provided by PwC during fiscal years 2010 and 2009 were pre-approved by the Audit Committee. The Audit Committee has considered the role of PwC in providing services to us for the year ending December 31, 2011, and has concluded that such services are compatible with their independence as our independent registered public accounting firm.

Vote Required

        Ratification of PwC as our independent registered public accounting firm for the year ending December 31, 2011, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions and broker non-votes are not counted as votes for or against this proposal, but the number of votes cast in favor of this proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION
OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles. The Audit Committee operates pursuant to a charter that is available on our website at http://www.bridgepointeducation.com/investment/ under "Corporate Governance Highlights."

        In performing its responsibilities, the Audit Committee has reviewed and discussed, with management and PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has also discussed with PwC the matters required to be discussed by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee received written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communications with the Audit Committee concerning independence, and discussed with PwC their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Bridgepoint Education, Inc. be included in the company's Annual Report on Form 10-K for the year ended December 31, 2010.

Dated: February 24, 2011	Audit Committee:
Dale Crandall, Chairman Ryan Craig Robert Hartman

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following is a description of transactions since January 1, 2008, to which we have been a party, in which the amount involved exceeds $120,000 in any year and in which any of our directors, executive officers or holders of more than five percent of our common stock, on an as-converted basis, or any member of the immediate family of any of the foregoing persons has had or will have a direct or indirect material interest. This description does not cover (i) compensation arising from our executive officers' employment relationships or transactions or compensation to directors (including consulting fees) which are described elsewhere in this prospectus under "Corporate Governance—Director Compensation" and "Compensation Discussion and Analysis" or (ii) compensation approved by our Compensation Committee that is earned by executive officers that are not named executive officers.

        The Charter of the Audit Committee provides that any related party transaction (or series of transactions) that may require disclosure under the rules of the SEC must be reviewed and approved by the Audit Committee. When evaluating such transactions, the Audit Committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arm's-length basis from an unaffiliated third party.

Second Amended and Restated Registration Rights Agreement

        In November 2003, we entered into a Registration Rights Agreement with Warburg Pincus, Andrew S. Clark and certain other security holders. The Registration Rights Agreement was amended and restated pursuant to the Amended and Restated Registration Rights Agreement dated January 7, 2009, as further amended on March 29, 2009, April 3, 2009 and April 9, 2009, primarily (i) to grant registration rights to certain additional security holders, including all holders of Series A Convertible Preferred Stock, and (ii) to determine the registration rights of the members of our management team with respect to the initial public offering. On August 26, 2009, we, Warburg Pincus, the members of the "Company Management Team" (as defined below) and certain other security holders entered into a Second Amended and Restated Registration Rights Agreement, which amended and restated in full the Amended and Restated Registration Rights Agreement dated January 7, 2009, as amended. The material terms of the Second Amended and Restated Registration Rights Agreement are set forth below.

        Secondary Offering.    The priority of registration rights of the various holders thereof with respect to a proposed secondary offering and related underwriting was determined as follows:

  •
  holders of registration rights that were members of the Company Management Team could request to sell in the underwriting up to a number of shares of common stock equal to 10% of their respective vested equity holdings as of August 1, 2009 (including shares of common stock issuable upon the exercise of stock options);

  •
  holders of registration rights that were not members of the Company Management Team, including Warburg Pincus, could request to sell in the underwriting up to a number of shares of common stock equal to the product of (1) the number of "registrable securities" (as defined in the agreement) held by such holder, multiplied by (2) a fraction, the numerator of which is the number of registrable securities held by such holder and the denominator of which is the number of registrable securities held by all holders other than the Company Management Team, subject to proportional increase in the event that one or more holders decline to request to sell in the underwriting the maximum number of shares available to them such holder or holders; and

  •
  if the size of the offering is reduced due to market conditions, the number of shares of common stock to be sold in the offering by each holder of registration rights participating in the offering, including those held by Warburg Pincus and members of the Company Management Team, would be reduced pro rata based on the number of shares of common stock requested to be included in the underwriting by such holder relative to the number of shares of common stock requested to be included in the underwriting by all such holders.

The members of the "Company Management Team" were Andrew S. Clark, Charlene Dackerman, Daniel J. Devine, Jane McAuliffe, Rodney T. Sheng, Christopher L. Spohn and Ross L. Woodard and three other individuals who are not executive officers.

        Demand Registration Rights.    If we are eligible to file a registration statement, Warburg Pincus may request we effect a registration at any time, provided that anticipated aggregate public offering proceeds (before any underwriting discounts and commissions) will not be less than $7.5 million. We may postpone the filing of any such registration statement for up to 90 days once in any 12-month period. If during that 90 day period we file a registration statement and we are actively employing in good faith all reasonable efforts to cause such registration statement to become effective, then we may further postpone any demand registration until 180 days after the effective date of the currently filed registration statement. We may also postpone the filing of any such registration statement for up to 180 days once in any 12-month period if our Board of Directors determines in good faith that the filing would be seriously detrimental to our stockholders or us.

        Piggyback Registration Rights.    If we register any shares of common stock under the Securities Act in connection with a public offering, the stockholders with piggyback registration rights have the right to include in the registration shares of common stock held by them or which they can obtain upon the exercise or conversion of another security, subject to specified exceptions. The underwriters of any offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. If the total amount of shares of common stock these stockholders wish to include exceeds the total amount of shares which the underwriters determine the stockholders may sell in the offering, the shares to be included in the registration will be subject to cutbacks as specified in the agreement.

        Form S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, Warburg Pincus may request that we register their shares of common stock for resale on a Form S-3 registration statement, provided that the total proceeds of the shares to be offered is more than $5.0 million and that the request is not made within 180 days of the effective date of our most recent Form S-3 registration statement in which the securities held by the requesting stockholder could have been included for sale or distribution. We are also not obligated to file a Form S-3 registration statement in any jurisdiction where we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, subject to certain restrictions. Warburg Pincus has the right to request an unlimited number of registrations on Form S-3.

        Payment of Registration Expenses.    We are required to pay certain legal fees and other expenses on behalf of Warburg Pincus and other parties to the Registration Rights Agreement in connection with any registration. For our initial public offering, pursuant to the Registration Rights Agreement in effect at that time, we paid $269,000 in legal fees and other expenses on behalf of Warburg Pincus and $61,000 in legal fees and other expenses on behalf of the other selling stockholders, which included members of the Company Management Team.

Indemnification Agreements

        Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (a) the fact that such person is or was a director, officer, employee or agent of our company or its subsidiaries, whether serving in such capacity or otherwise acting at the request of our company or its subsidiaries and (b) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require us to advance expenses incurred by directors and executive officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and executive officers are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination. We are not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the executive officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Exchange Act; (4) in connection with certain proceedings initiated against us by the director or executive officer; or (5) indemnification for settlements the director or executive officer enters into without our written consent. The indemnification agreements require us to maintain directors' and executive officers' insurance in full force and effect while any director or executive officer continues to serve in such capacity and so long as any such person may incur costs and expenses related to indemnified legal proceedings.

Stockholders Agreement and Nominating Agreement

        In December 2003, we entered into a stockholders agreement with Warburg Pincus, Andrew S. Clark and all other holders of our capital stock at that time. We subsequently added additional parties as they became holders of our capital stock. The stockholders agreement, as amended, contained agreements among the parties with respect to the election of our directors and restrictions on the issuance or transfer of shares, including certain corporate governance provisions. Each of our current directors was appointed pursuant to the terms of the stockholders agreement. The stockholders agreement terminated upon the closing of our initial public offering in April 2009.

        In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board of Directors. If at any time, Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board of Directors.

November 2003 Loan from Warburg Pincus to Andrew Clark

        In November 2003, Warburg Pincus loaned $75,000 to Andrew Clark to finance Mr. Clark's purchase of 75,000 shares of Series A Convertible Preferred Stock from us. In connection with such loan, Mr. Clark entered into a Secured Recourse Promissory Note and Pledge Agreement with Warburg Pincus which provided that the principal amount due under the note would accrue simple interest at a rate of 8% per year until November 26, 2005, the maturity date, after which time interest would accrue at a penalty rate of 16% per year, compounded monthly. The loan was secured by 75,000 shares of Series A Convertible Preferred Stock held by Mr. Clark. Mr. Clark repaid the loan in full on March 10, 2009, at which time the amount due under the note was $146,740 (including accrued interest of $71,740).

Deferred Compensation Arrangement between Warburg Pincus and Ryan Craig

        Ryan Craig, one of our directors, entered into an agreement with Warburg Pincus in August 2004 to serve on our Board of Directors and as a consultant to us in 2004 on behalf of Warburg Pincus. Under this agreement, Warburg Pincus agreed to compensate Mr. Craig from its equity ownership in us upon a liquidity event, which was deemed not to be probable when the agreement was signed. This agreement was amended in December 2008. For his services as a Warburg Pincus representative to our Board of Directors from August 2004 to August 2008, Mr. Craig earned the right to receive 44,114 shares of our common stock from Warburg Pincus. In his role as an independent consultant to us in 2004, Mr. Craig earned the right to receive 67,962 shares of our common stock from Warburg Pincus. For these services, Mr. Craig received an aggregate amount of 112,076 shares of common stock in January 2009. Based on the fair value of our common stock on December 31, 2008, we recorded stock-based compensation expense of $1.6 million for the fair value of those shares in the fourth quarter of 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during the year ended December 31, 2010, except that a Form 3 related to the appointment of Brandon J. Pope as our principal accounting officer was not timely filed.

OTHER MATTERS

        We know of no other matters to be submitted at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.

        For further information about Bridgepoint Education, Inc., please refer to our annual report on Form 10-K for the year ended December 31, 2010, which accompanies this proxy statement. Our annual report on Form 10-K was filed with the SEC on March 2, 2011, and is publicly available on our website at www.bridgepointeducation.com. You may also obtain a copy by sending a written request to Bridgepoint Education, Inc., Attn: Investor Relations, 13500 Evening Creek Drive North, Suite 600, San Diego, California 92128.

By order of the Board of Directors,
/s/ DIANE L. THOMPSON Diane L. Thompson Senior Vice President, Secretary and General Counsel

Dated: April 8, 2011

COMPANY # TO VOTE BY MAIL SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 4 and FOR “Every Three Years” for Item 3. 1. Elect two Class II directors 01 Dale Crandall Vote FOR Vote WITHHELD for a three-year term to expire at 02 Adarsh Sarma both nominees from both nominees the 2014 Annual Meeting of Stockholders: (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2010, as set forth in the 2011 Proxy Statement. For Against Abstain 3. Vote, on an advisory basis, on the frequency of a stockholder vote on Every Every executive compensation. Yearly Two Years Three Years Abstain 4. Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the For Against Abstain year ending December 31, 2011. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 4 AND FOR “EVERY THREE YEARS” FOR ITEM 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/bpi Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 9, 2011. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 9, 2011. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 Please Detach here

Bridgepoint Education, Inc. 13500 Evening Creek Drive North San Diego, CA 92128 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders (Annual Meeting) on May 10, 2011. By signing the proxy, you revoke all prior proxies and appoint Andrew S. Clark and Daniel J. Devine, and each of them with full power of substitution, to represent and vote your shares, with all the powers which you would possess if personally present, at the Annual Meeting or at any postponement or adjournment thereof. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2 and 4 and FOR “Every Three Years” for Item 3. In their discretion, Andrew S. Clark and Daniel J. Devine, or each of them, are authorized to vote upon such other business as may properly come before the Annual Meeting or at any postponement or adjournment thereof. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2011. The Notice of Annual Meeting of Stockholders, the 2011 Proxy Statement and our annual report for the year ended December 31, 2010, are available at http://wfss.mobular.net/wfss/bpi/. For information on how to obtain directions to be able to attend the meeting and vote in person, should you choose to do so, please contact our Investor Relations department by email at investorrelations@bridgepointeducation.com or by telephone at 1-858-513-9240 x4265. See reverse for voting instructions. Bridgepoint Education, Inc. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 10, 2011 9:00 a.m. (Pacific time) 13500 Evening Creek Drive North San Diego, CA 92128

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS